REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
Paxson Communications Corporation


     We have audited the accompanying consolidated balance sheet of Paxson Communications Corporation as of September 30, 2003, and the related consolidated statements of operations, stockholders' deficit and cash flows for the nine month period ended September 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paxson Communications Corporation at September 30, 2003 and the consolidated results of its operations and its cash flows for the nine month period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 14 to the consolidated financial statements, effective July 1, 2003, the Company changed its method of accounting for mandatorily redeemable preferred stock.


                                            /s/ ERNST & YOUNG LLP


West Palm Beach, Florida
December 8, 2003

                       PAXSON COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 2003
                       (IN THOUSANDS, EXCEPT SHARE DATA)


Assets
Current assets:
 Cash and cash equivalents ...............................................................  $     98,103
 Short-term investments ..................................................................         1,997
 Accounts receivable, net of allowance for doubtful accounts of $1,185 ...................        22,957
 Program rights ..........................................................................        30,175
 Amounts due from Crown Media ............................................................        13,541
 Prepaid expenses and other current assets ...............................................         6,362
                                                                                            ------------
  Total current assets ...................................................................       173,135
Property and equipment, net ..............................................................       120,801
Intangible assets, net ...................................................................       877,672
Program rights, net of current portion ...................................................        24,251
Amounts due from Crown Media, net of current portion .....................................        15,142
Investments in broadcast properties ......................................................         3,647
Assets held for sale .....................................................................        12,799
Other assets, net ........................................................................        26,600
                                                                                            ------------
  Total assets ...........................................................................  $  1,254,047
                                                                                            ============
Liabilities, Mandatorily Redeemable and Convertible Preferred Stock and Stockholders'
Deficit
Current liabilities:
 Accounts payable and accrued liabilities ................................................  $     30,837
 Accrued interest ........................................................................        10,183
 Current portion of obligations for program rights .......................................        15,357
 Current portion of obligations to CBS ...................................................        19,423
 Current portion of obligations for cable distribution rights ............................         4,210
 Deferred revenue ........................................................................        15,660
 Current portion of bank financing .......................................................         3,406
                                                                                            ------------
  Total current liabilities ..............................................................        99,076
 Obligations for program rights, net of current portion ..................................         3,729
 Obligations to CBS, net of current portion ..............................................        33,610
 Obligations for cable distribution rights, net of current portion .......................           283
 Deferred revenue from cable and satellite distribution rights, net of current portion ...         6,982
 Deferred income taxes ...................................................................       144,564
 Senior subordinated notes and bank financing, net of current portion ....................       915,763
 Mandatorily redeemable preferred stock ..................................................       396,620
 Other long-term liabilities .............................................................        12,963
                                                                                            ------------
  Total liabilities ......................................................................     1,613,590
                                                                                            ------------
Mandatorily redeemable and convertible preferred stock ...................................       672,594
                                                                                            ------------
Commitments and contingencies
Stockholders' deficit:
 Class A common stock, $0.001 par value; one vote per share; 215,000,000 shares authorized and 59,420,826
  shares issued and outstanding ..........................................................            59
 Class B common stock, $0.001 par value; ten votes per share; 35,000,000 shares authorized and 8,311,639 shares
  issued and outstanding .................................................................             8
 Common stock warrants and call option ...................................................        66,663
 Additional paid-in capital ..............................................................       521,591
 Deferred stock option compensation ......................................................        (1,372)
 Accumulated deficit .....................................................................    (1,618,154)
 Accumulated other comprehensive loss ....................................................          (932)
                                                                                            ------------
  Total stockholders' deficit ............................................................    (1,032,137)
                                                                                            ============
Total liabilities, mandatorily redeemable and convertible preferred stock, and stockholders' deficit ..................................................................  $  1,254,047
                                                                                            ============

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)





REVENUES:
Gross revenues ...........................................................................  $   234,578
Less: agency commissions .................................................................      (33,921)
                                                                                            -----------
Net revenues .............................................................................      200,657
                                                                                            -----------
EXPENSES:
 Programming and broadcast operations (excluding stock-based compensation of $1,234) .....       38,832
 Program rights amortization .............................................................       35,856
 Selling, general and administrative (excluding stock-based compensation of $8,500) ......       80,654
 Time brokerage and affiliation fees .....................................................        3,302
 Stock-based compensation ................................................................        9,734
 Adjustment of programming to net realizable value .......................................        1,066
 Restructuring charges ...................................................................           29
 Reserve for state taxes .................................................................        2,915
 Depreciation and amortization ...........................................................       31,928
                                                                                            -----------
   Total operating expenses ..............................................................      204,316
Gain on sale or disposal of broadcast and other assets, net ..............................       54,678
                                                                                            -----------
Operating income .........................................................................       51,019
                                                                                            -----------
OTHER INCOME (EXPENSE):
 Interest expense ........................................................................      (69,147)
 Dividends on mandatorily redeemable preferred stock .....................................      (13,420)
 Interest income .........................................................................        2,573
 Other income, net .......................................................................          312
 Gain on modification of program rights obligations ......................................        1,732
                                                                                            -----------
Loss before income taxes .................................................................      (26,931)
Income tax provision .....................................................................       (8,922)
                                                                                            -----------
Net loss .................................................................................      (35,853)
Dividends and accretion on redeemable convertible preferred stock ........................      (58,631)
                                                                                            -----------
Net loss attributable to common stockholders .............................................  $   (94,484)
                                                                                            ===========
Basic and diluted loss per common share ..................................................  $     (1.40)
                                                                                            ===========
Weighted average shares outstanding ......................................................   67,406,838
                                                                                            ===========

                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
                                (IN THOUSANDS)

                                                                   COMMON        STOCK
                                                                    STOCK    SUBSCRIPTION
                                                COMMON STOCK      WARRANTS       NOTES      ADDITIONAL
                                             -------------------  AND CALL    RECEIVABLE,     PAID-IN
                                              CLASS A   CLASS B    OPTION         NET         CAPITAL
                                             --------- --------- ---------- -------------- ------------
Balance, December 31, 2002 .................    $57       $ 8     $ 68,384      $ (747)      $513,109
Comprehensive loss:
 Net loss ..................................     --        --           --          --             --
 Unrealized gain on interest
  rate swap ................................     --        --           --          --             --
 Comprehensive loss ........................     --        --           --          --             --
Stock-based compensation ...................     --        --           --          --             --
Deferred stock option compensation .........     --        --           --          --          8,544
Stock options exercised ....................      2        --           --          --            552
Expiration of common stock warrants ........     --        --       (1,721)         --          1,721
Payment of employee withholding taxes on
 exercise of common stock options ..........     --        --           --          --         (2,335)
Reduction of stock subscription notes
 receivable ................................     --        --           --         747             --
Dividends on redeemable and convertible
 preferred stock ...........................     --        --           --          --             --
Accretion on redeemable and convertible
 preferred stock ...........................     --        --           --          --             --
                                                ---       ---     --------      ------       --------
Balance, September 30, 2003 ................    $59       $ 8     $ 66,663      $   --       $521,591
                                                ===       ===     ========      ======       ========

                                                DEFERRED                       ACCUMULATED
                                                  STOCK                           OTHER           TOTAL
                                                 OPTION        ACCUMULATED    COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE
                                              COMPENSATION       DEFICIT           LOSS          DEFICIT          LOSS
                                             -------------- ---------------- --------------- --------------- --------------
Balance, December 31, 2002 .................    $ (2,460)     $ (1,523,670)     $ (3,146)     $   (948,465)
Comprehensive loss:
 Net loss ..................................          --           (35,853)           --           (35,853)    $ (35,853)
 Unrealized gain on interest
  rate swap ................................          --                --         2,214             2,214         2,214
                                                                                                               ---------
 Comprehensive loss ........................          --                --            --                --     $ (33,639)
                                                                                                               =========
Stock-based compensation ...................       9,632                --            --             9,632
Deferred stock option compensation .........      (8,544)               --            --                --
Stock options exercised ....................          --                --            --               554
Expiration of common stock warrants ........          --                --            --                --
Payment of employee withholding taxes on
 exercise of common stock options ..........          --                --            --            (2,335)
Reduction of stock subscription notes
 receivable ................................          --                --            --               747
Dividends on redeemable and convertible
 preferred stock ...........................          --           (57,660)           --           (57,660)
Accretion on redeemable and convertible
 preferred stock ...........................          --              (971)           --              (971)
                                                --------      ------------      --------      ------------
Balance, September 30, 2003 ................    $ (1,372)     $ (1,618,154)     $   (932)     $ (1,032,137)
                                                ========      ============      ========      ============

                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
                                (IN THOUSANDS)



Cash flows from operating activities:
 Net loss .....................................................................   $ (35,853)
Adjustments to reconcile net loss to net cash provided by operating activities:
 Depreciation and amortization ................................................      31,928
 Stock-based compensation .....................................................       9,734
 Non-cash restructuring charges ...............................................          29
 Program rights amortization ..................................................      35,856
 Adjustment of programming to net realizable value ............................       1,066
 Payments for cable distribution rights .......................................      (2,813)
 Payments for program rights and deposits .....................................     (27,234)
 Deferred income tax provision ................................................       8,278
 Loss on sale or disposal of assets ...........................................       1,579
 Gain on sale of broadcast assets .............................................     (56,257)
 Gain on modification of program rights obligations ...........................      (1,732)
 Dividends and accretion on 14 1/4% mandatorily redeemable Preferred Stock ....      13,420
 Accretion on senior subordinated discount notes ..............................      32,370
Changes in assets and liabilities:
 Decrease in accounts receivable, net .........................................       9,963
 Decrease in amounts due from Crown Media .....................................       1,144
 Increase in prepaid expenses and other current assets ........................      (1,109)
 Decrease in other assets .....................................................       1,631
 Decrease in accounts payable and accrued liabilities .........................      (2,264)
 Decrease in accrued interest .................................................      (4,438)
 Decrease in obligations to CBS ...............................................      (2,245)
                                                                                  ---------
   Net cash provided by operating activities ..................................      13,053
                                                                                  ---------
Cash flows from investing activities:
 Sales and maturities of short-term investments ...............................      15,076
 Purchases of property and equipment ..........................................     (16,374)
 Proceeds from sale of broadcast assets .......................................      77,465
 Proceeds from sale of property and equipment .................................         317
 Other ........................................................................        (100)
                                                                                  ---------
   Net cash provided by investing activities ..................................      76,384
                                                                                  ---------
Cash flows from financing activities:
 Borrowings of long-term debt .................................................       2,000
 Repayments of long-term debt .................................................     (15,302)
 Payments of loan origination costs ...........................................      (1,692)
 Payments of employee withholding taxes on exercise of common stock options ...      (2,335)
 Proceeds from exercise of common stock options ...............................          86
 Proceeds from stock subscription notes receivable ............................         144
                                                                                  ---------
   Net cash used in financing activities ......................................     (17,099)
                                                                                  ---------
Increase in cash and cash equivalents .........................................      72,338
Cash and cash equivalents, beginning of period ................................      25,765
                                                                                  ---------
Cash and cash equivalents, end of period ......................................   $  98,103
                                                                                  =========

                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                    PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003


1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES


BASIS OF PRESENTATION

     Paxson Communications Corporation (the "Company"), a Delaware corporation, was organized in 1993. The Company owns and operates television stations nationwide, and on August 31, 1998, launched PAX TV. PAX TV is the brand name for the programming that the Company distributes through its owned, operated and affiliated television stations, and through certain cable television system owners and satellite television providers.

     The Company believes that unless its ratings and revenues improve significantly, its business operations are unlikely to provide sufficient cash flow to support the Company's debt service and preferred stock dividend requirements. The Company has engaged Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. to act as its financial advisors and explore strategic alternatives for the Company. These strategic alternatives may include the sale of all or part of the Company's assets, finding a strategic partner for the Company who would provide the financial resources to enable the Company to redeem, restructure or refinance the Company's debt and preferred stock, or finding a third party to acquire the Company through a merger or other business combination or acquisition of the Company's equity securities. The Company's ability to pursue strategic alternatives is subject to various limitations and issues which the Company may be unable to control. See Note 17.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

     The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the results to be expected for the year ending December 31, 2003.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include highly liquid investments with original maturities of three months or less and are stated at cost.

SHORT-TERM INVESTMENTS

     Short-term investments consist of marketable government securities with original maturities of one year or less. All short-term investments are classified as trading and are recorded at fair value based upon quoted market prices.

ACCOUNTS RECEIVABLE

     The Company carries accounts receivable at the amount it believes to be collectible. Accordingly, the Company provides allowances for accounts receivable it believes to be uncollectible based on management's best estimates. The amounts of accounts receivable that ultimately become uncollectible could vary significantly from the Company's estimates. For the nine months ended September 30, 2003, increases to the allowance for doubtful accounts amounted to $1.1 million and decreases to the allowance for doubtful accounts amounted to $1.6 million.

PROPERTY AND EQUIPMENT

     Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES -- (CONTINUED)

assets, are capitalized at cost and depreciated using the straight line method over their estimated useful lives as follows (see Note 5):

         Broadcasting towers and equipment ...........   4-30 years
         Office furniture and equipment ..............   5-10 years
         Buildings and building improvements .........   10-40 years
         Leasehold improvements ......................   Term of lease
         Aircraft, vehicles and other ................   5 years


     Maintenance, repairs, and minor replacements are charged to expense as incurred.

INTANGIBLE ASSETS

     Intangible assets primarily consist of goodwill and FCC license intangible assets. The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") effective January 1, 2002. Under SFAS 142, goodwill and intangible assets that have indefinite lives are not amortized but rather are tested at least annually for impairment. The Company tests its goodwill and FCC license intangible assets for impairment on an annual basis as of December 31 by comparing the estimated fair values of those assets, based upon an independent appraisal, with their recorded amounts on an aggregate basis as a single reporting unit since the Company operates PAX TV as a consolidated distribution platform.

     Intangible assets that have finite useful lives continue to be amortized over their estimated useful lives and primarily consist of cable and satellite distribution rights which are amortized on a straight-line basis over the terms of the related contracts, which terms are generally ten years (see Note 6). In 1998, the Company began entering into cable and satellite distribution agreements for periods generally up to ten years in markets where the Company does not own a television station. Certain of these distribution agreements also provided the Company with some level of promotional advertising to be run at the discretion of the distributor, primarily during the first few years to support the launch of the Company's PAX TV network on the cable systems. The Company has been amortizing these assets on an accelerated basis in order to give effect to the advertising component included in certain of these agreements. In 2003, the Company determined that it had previously over amortized certain of these assets and recorded a $6.9 million reduction of its amortization expense, resulting in a corresponding increase in intangible assets. The remaining unamortized costs, which were being amortized over seven years, will be amortized over the remaining contractual life of the agreements.

PROGRAM RIGHTS

     The Company's programming consists of both originally developed programs and syndicated programs that have previously aired on other networks. The Company generally has unlimited exclusive domestic broadcast rights for its original programs. For syndicated programs, the Company licenses the exclusive domestic distribution rights for a fixed cost over the license term. Program rights are carried at the lower of unamortized cost or estimated net realizable value. Program rights and the related liabilities are recorded at the contractual amounts when the programming is available to air. Original programming generally is amortized over three years. Syndicated programming rights are amortized over the licensing agreement term using the greater of the straight line per run or

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES -- (CONTINUED)

straight line over the license term method. The estimated costs of programming which will be amortized during the next year are included in current assets; program rights obligations which become due within the next year, are included in current liabilities.

     The Company periodically evaluates the net realizable value of its program rights based on anticipated future usage of programming and the anticipated future ratings and related advertising revenue to be generated on a daypart basis. The Company also evaluates whether future revenues will be sufficient to recover the cost of programs the Company is committed to purchase in the future and, if estimated future revenues are insufficient, the Company accrues a loss related to its programming commitments. For the nine months ended September 30, 2003, the Company recorded charges of approximately $1.1 million related to the write-down of program rights to their estimated net realizable value and losses on programming commitments.

CABLE AND SATELLITE DISTRIBUTION RIGHTS

     As discussed above, the Company has entered into agreements with cable and satellite distributors for carriage on their systems.

     The Company generally enters into agreements with cable distributors in markets not currently served by a Company owned television station. The Company pays fees based on the number of cable television subscribers reached and in certain instances provides a specified amount of airtime per hour or per week in which the distributor may sell local advertising. Obligations for cable distribution rights which will be paid within the next year are included in current liabilities. The Company has also entered into agreements with cable system operators to improve its channel positioning on certain cable systems. Amounts paid for channel improvement with a stipulated termination date are amortized over the term of the agreement using the straight line method. Amounts paid for channel improvement with no stipulated termination date are amortized on a straight-line basis over a maximum life of ten years.

     The agreements with certain satellite distributors provide for payment in advertising credits, to be determined at the prevailing market rate at the time of placement. Deferred revenue from the advertising credits provided is recognized as advertising revenue when advertising credits are utilized. An estimate of the advertising credit that will be utilized within the next year is included in current liabilities in the accompanying consolidated balance sheet and amounted to $7.9 million as of September 30, 2003. An estimate of the advertising credit that will be utilized beyond September 30, 2004 is included in long-term liabilities in the accompanying consolidated balance sheet and amounted to $6.5 million as of September 30, 2003. Additionally, these agreements provide a specified amount of time per hour or per week in which the distributor may sell local advertising airtime.

INVESTMENTS IN BROADCAST PROPERTIES

     Investments in broadcast properties represent the Company's purchase options in entities owning television broadcasting stations. In connection with these agreements, the Company has obtained the right to provide programming for the related stations pursuant to time brokerage agreements ("TBAs") and has options to purchase certain of the related station assets and FCC licenses at various amounts and terms (see Note 17).

     Included in depreciation and amortization is a $5.4 million impairment charge recorded in the nine months ended September 30, 2003 in connection with a purchase option on a television station, resulting in a corresponding decrease in investments in broadcast properties. This impairment existed in periods prior to the nine month period ended September 30, 2003.

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES -- (CONTINUED)

LONG-LIVED ASSETS

     The Company reviews long-lived assets and reserves for impairment whenever events or changes in circumstances indicate that, based on estimated undiscounted future cash flows, the carrying amount of the assets may not be fully recoverable. If the Company's analysis indicates that a possible impairment exists, the Company is required to then estimate the fair value of the asset determined either by third party appraisal or estimated discounted future cash flows. It is possible that the estimated life of certain long-lived assets will be reduced significantly in the near term due to the anticipated industry migration from analog to digital broadcasting. If and when the Company becomes aware of such a reduction of useful lives, depreciation expense will be adjusted prospectively to ensure assets are fully depreciated upon migration.

     The Company classifies assets as held for sale following criteria established in SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144"), including when, in the opinion of management, the sale of the asset is probable of completion within one year. Assets held for sale are recorded at the lower of their carrying amount or fair value less cost to sell. The Company does not depreciate assets while they are classified as held for sale. The results of operations of assets held for sale are not classified as discontinued operations since they are not considered a component of the Company under SFAS 144.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company's derivative financial instruments (including certain derivative instruments embedded in other contracts) are recorded in the balance sheet as either an asset or liability measured at fair value. Changes in the derivative instrument's fair value are recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the statement of operations, to the extent effective, and requires that the Company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     The Company utilizes an interest rate swap to manage the impact of interest rate changes on the Company's senior credit facility borrowings. Under the interest rate swap, the Company agrees with the other party to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. Income or expense under these instruments is recorded on an accrual basis as an adjustment to the yield of the underlying exposures over the periods covered by the contracts. If an interest rate swap is terminated early, any resulting gain or loss is deferred and amortized as an adjustment of the cost of the underlying exposure position over the remaining periods originally covered by the terminated swap. If all or part of an underlying position is terminated, the related pro-rata portion of any unrecognized gain or loss on the swap is recognized in income at that time as part of the gain or loss on the termination.

OTHER COMPREHENSIVE LOSS

     Other comprehensive loss represents the unrealized loss on the Company's interest rate swap accounted for as a cash flow hedge with an accumulated loss balance of $0.9 million at September 30, 2003. No income tax benefit has been recorded related to these losses due to uncertainty regarding realization of the Company's deferred tax assets.

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES -- (CONTINUED)

REVENUE RECOGNITION

     Revenue is recognized as commercial spots or long form programming are aired and, with respect to network commercial spots only, as ratings guarantees to advertisers are achieved. As of September 30, 2003, included in deferred revenues as a current liability in the accompanying consolidated balance sheet is approximately $4.8 million related to ratings guarantee shortfalls.

ADVERTISING COSTS

     Advertising costs are expensed as incurred. For the nine months ended September 30, 2003, advertising expenses amounted to $4.3 million and are included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

TIME BROKERAGE AGREEMENTS

     The Company operates certain stations under time brokerage agreements, or TBAs, whereby the Company has agreed to provide the station with programming and sells and retains all advertising revenue during such programming. The broadcast station licensee retains responsibility for ultimate control of the station in accordance with FCC policies. The Company pays a fixed fee to the station owner as well as certain expenses of the station and performs other functions. The financial results of TBA operated stations are included in the Company's statements of operations from the date of commencement of the TBA.

STOCK-BASED COMPENSATION

     Employee stock options are accounted for using the intrinsic value method. Stock-based compensation to non-employees is accounted for using the fair value method. When options are granted to employees, a non-cash charge representing the difference between the exercise price and the quoted market price of the common stock underlying the vested options on the date of grant is recorded as stock-based compensation expense with the balance deferred and amortized over the remaining vesting period.

     In January 2003, the Company consummated a stock option exchange offer under which the Company granted to holders who tendered their eligible options in the exchange offer new options under the Company's 1998 Stock Incentive Plan, as amended (the "Plan"), to purchase one share of the Company's Class A common stock for each two shares of Class A common stock issuable upon the exercise of tendered options, at an exercise price of $0.01 per share. Because the terms of the new options provided for a one business day exercise period, all holders who tendered their eligible options in the exchange offer exercised their new options promptly after the issuance of those new options. Approximately 7.3 million options were tendered in the exchange offer and approximately 2.6 million new shares of Class A common stock were issued upon exercise of the new options, net of approximately 1.0 million shares of Class A common stock withheld, in accordance with the Plan's provisions, at the holders' elections to cover withholding taxes (at the statutory rate) and the option exercise price totaling approximately $2.4 million. The stock option exchange resulted in a fixed non-cash stock-based deferred compensation expense of approximately $8.5 million, of which $7.9 million for vested and unvested shares issued upon exercise of the new options was recognized in the nine months ended September 30, 2003. The remaining amount of $0.6 million at September 30, 2003 is being recognized on a straight-line basis over the remaining vesting period of the modified award.

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES -- (CONTINUED)

In addition, the remaining deferred stock compensation expense totaling approximately $0.8 million at September 30, 2003 associated with the tendered options is being recognized on a straight-line basis over the remaining vesting period of the modified awards.

     Had compensation expense for the Company's option plans been determined using the fair value method, the Company's net loss and net loss per share for the nine months ended September 30, 2003 would have been as follows (in thousands except per share data):

                                                                               2003
                                                                          -------------
       Net loss attributable to common stockholders:
        As reported ...................................................     $ (94,484)
       Add: Stock-based compensation expense determined under the intrinsic value method and included in reported net loss
        attributable to common stockholders ...........................         9,734
       Deduct: Total stock-based compensation expense determined under
        the fair value method .........................................       (11,042)
                                                                            ---------
       Pro forma net loss attributable to common stockholders .........     $ (95,792)
                                                                            =========
       Basic and diluted net loss per share:
        As reported ...................................................     $   (1.40)
        Pro forma .....................................................         (1.42)


     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model assuming a dividend yield of 0.0%, expected volatility range of 50% to 78%, risk free interest rates of 2.8% to 6.9% and weighted average expected option terms of 1 day to 7.5 years.

INCOME AND OTHER TAXES

     The Company records deferred income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Company's assets and liabilities. An allowance is recorded, based upon currently available information, when it is more likely than not that any or all of a deferred tax asset will not be realized. The Company's income tax provision consists of taxes currently payable, if any, and the change during the year of deferred tax assets and liabilities.

     In 2003, the Company recorded a reserve for state taxes (not based on income) related to current and prior periods in the amount of $2.9 million, resulting in a corresponding increase in accounts payable and accrued liabilities, in connection with a tax liability related to certain states in which the Company has operations.

PER SHARE DATA

     Basic and diluted loss per common share was computed by dividing net loss less dividends and accretion on redeemable and convertible preferred stock by the weighted average number of common shares outstanding during the period. The effect of stock options and warrants is antidilutive. Accordingly, basic and diluted loss per share is the same for all periods presented.

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003  -- (CONTINUED)

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES  -- (CONTINUED )

     As of September 30, 2003, the following securities, which could potentially dilute loss per share in the future, were not included in the computation of loss per share, because to do so would have been antidilutive (in thousands):

         Stock options outstanding ...................................   3,185
         Class A common stock warrants outstanding ...................  32,032
         Class A common stock reserved under convertible securities ..  39,712
                                                                        ------
                                                                        74,929
                                                                        ======

     In June 2003, warrants to purchase 240,000 shares of Class A common stock that were issued in connection with the issuance of the 9 3/4% Series A Convertible Preferred Stock in June 1998 and warrants to purchase 155,500 shares of Class A common stock issued to an affiliate of a former member of the Company's board of directors, which were valued upon issuance at approximately $1.7 million, expired unexercised.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). This statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS 150 requires liability classification for mandatorily redeemable equity instruments not convertible into common stock such as the Company's 14 1/4% Junior Exchangeable Preferred Stock. SFAS 150 is effective immediately with respect to instruments entered into or modified after May 31, 2003 and as to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The Company adopted SFAS 150 effective July 1, 2003. Upon adoption, the Company recorded a deferred asset for the unamortized issuance costs and recorded a liability for the mandatorily redeemable preferred stock balance related to its 14 1/4% Junior Exchangeable Preferred Stock. In addition, the amortization of the issuance costs and the dividends related to the 14 1/4 % Junior Exchangeable Preferred Stock are being recorded as interest expense beginning July 1, 2003 versus the recording of these costs as dividends and accretion on redeemable preferred stock in prior periods. Restatement of prior periods is not permitted upon adoption of SFAS
150. The Company's 9 3/4% Series A Convertible Preferred Stock and 8% Series B Convertible Exchangeable Preferred Stock are not affected by the provisions of SFAS 150 because of their equity conversion features.

                    PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003


1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES -- (CONTINUED)

     In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of APB No. 50" ("FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. In October 2003, the FASB issued FASB Staff Position FIN 46-6, "Effective Date of FASB Interpretation No. 46" ("FIN 46-6"). FIN 46-6 deferred the implementation of FIN 46 for all public entities to the first reporting period ending after December 15, 2003 for a variable interest entity created before February 1, 2003. The Company is evaluating whether the television stations currently operating under time brokerage agreements serving the Memphis, TN and New Orleans, LA markets and for which the Company holds call options to acquire (and for which the other party holds put options to sell) certain of their assets at any time after January 1, 2005 through December 31, 2006 for an aggregate purchase price of $40 million (of which $4 million was paid for the option to purchase these stations), are variable interest entities ("VIEs"). If these stations are determined to be VIEs and the Company is determined to be the primary beneficiary, then the Company will be required to consolidate these stations at December 31, 2003. The financial results of these stations currently being operated under time brokerage agreements, which include substantially all of the revenues and expenses of operating these stations, are included in the Company's statement of operations from the date the agreements commenced. The Company has not completed its assessment of whether the adoption of FIN 46 will have a material effect, if any, on its consolidated financial position, results of operations or cash flows.

     In the first quarter of 2003, the Company adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). Among other matters, SFAS 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt" which required gains and losses from extinguishments of debt to be classified as extraordinary items, net of related income taxes. As a result, debt extinguishments used as part of an entity's risk management strategy no longer meet the criteria for classification as extraordinary items. The adoption of SFAS 145 did not have any effect on the Company's consolidated financial position, results of operations or cash flows for the nine months ended September 30, 2003.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-- Transition and Disclosure" ("SFAS 148"). SFAS 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to provide alternative methods of transition for companies that voluntarily change to a fair value-based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure provisions of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Currently, the Company accounts for stock option plans under the intrinsic value method of APB Opinion No. 25. The provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The Company has adopted the disclosure provisions of SFAS 148 in its 2002 annual financial statements and its 2003 interim financial statements. The Company does not intend to change its accounting policy with regard to stock based compensation and there was no impact on the Company's financial position, results of operations or cash flows upon adoption of SFAS 148.

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003  -- (CONTINUED)

2. NBC TRANSACTIONS:

     Effective September 15, 1999 (the "Issue Date"), the Company entered into an Investment Agreement (the "Investment Agreement") with National Broadcasting Company, Inc. ("NBC"), pursuant to which NBC purchased shares of convertible exchangeable preferred stock (the "Series B Convertible Preferred Stock"), and common stock purchase warrants from the Company for an aggregate purchase price of $415 million. Further, Mr. Paxson and certain entities controlled by Mr. Paxson granted NBC the right (the "Call Right") to purchase all (but not less than all) 8,311,639 shares of Class B Common Stock of the Company beneficially owned by Mr. Paxson.

     The common stock purchase warrants issued to NBC consist of a warrant to purchase up to 13,065,507 shares of Class A Common Stock at an exercise price of $12.60 per share ("Warrant A") and a warrant to purchase up to 18,966,620 shares of Class A Common Stock ("Warrant B") at an exercise price equal to the average of the closing sale prices of the Class A Common Stock for the 45 consecutive trading days ending on the trading day immediately preceding the warrant exercise date (provided that such price shall not be more than 17.5% higher or 17.5% lower than the six month trailing average closing sale price). The Warrants are exercisable through September 2009 subject to certain conditions and limitations.

     The Call Right has a per share exercise price equal to the higher of (i) the average of the closing sale prices of the Class A Common Stock for the 45 consecutive trading days ending on the trading day immediately preceding the exercise of the Call Right (provided that such price shall not be more than 17.5% higher or 17.5% lower than the six month trailing average closing sale prices), and (ii) $20.00. The owners of the shares which are subject to the Call Right may not transfer such shares prior to the sixth anniversary of the Issue Date, and may not convert such shares into any other securities of the Company (including shares of Class A Common Stock). Exercise of the Call Right is subject to compliance with applicable provisions of the Communications Act of 1934, as amended (the "Communications Act"), and the rules and regulations of the FCC. The Call Right may not be exercised until Warrant A and Warrant B have been exercised in full. The Call Right expires on the tenth anniversary of the Issue Date, or prior thereto under certain circumstances.

     The Investment Agreement requires the Company to obtain the consent of NBC or its permitted transferee with respect to certain corporate actions, as set forth in the Investment Agreement, and grants NBC certain rights with respect to the operations of the Company. NBC was also granted certain demand and piggyback registration rights with respect to the shares of Class A Common Stock issuable upon conversion of the Series B Convertible Preferred Stock (or conversion of any exchange debentures issued in exchange therefor), exercise of the Warrants or conversion of the Class B Common Stock subject to the Call Right.

     NBC, the Company, Mr. Paxson and certain entities controlled by Mr. Paxson also entered into a Stockholder Agreement, pursuant to which, if permitted by the Communications Act and FCC rules and regulations, the Company may nominate persons named by NBC for election to the Company's board of directors and Mr. Paxson and his affiliates have agreed to vote their shares of common stock in favor of the election of such persons as directors of the Company. Should no NBC nominee be serving as a member of the Company's board of directors, then NBC may appoint two observers to attend all board meetings. The Stockholder Agreement further provides that the Company shall not, without the prior written consent of NBC, enter into certain agreements or adopt certain plans, as set forth in the Stockholder Agreement, which would be breached or violated upon the acquisition of the Company securities by NBC or its affiliates or would otherwise restrict or impede the ability of NBC or its affiliates to acquire additional shares of capital stock of the Company.

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003  -- (CONTINUED)

2. NBC TRANSACTIONS:  -- (CONTINUED )

     The Company and NBC have entered into a number of agreements affecting the Company's business operations, including an agreement under which NBC provides network sales, marketing and research services for the Company's PAX TV Network, national advertising sales services and Joint Sales Agreements ("JSA") between the Company's stations and NBC's owned and operated stations serving the same markets. Pursuant to the terms of the JSAs, the NBC stations sell all non-network spot advertising of the Company's stations and receive commission compensation for such sales and the Company's stations may agree to carry one hour per day of the NBC station's syndicated or news programming. Certain Company station operations, including sales operations, are integrated with the corresponding functions of the related NBC station and the Company reimburses NBC for the cost of performing these operations. For the nine months ended September 30, 2003, the Company incurred expenses totaling approximately $16 million for commission compensation and cost reimbursements under these agreements.

     As further discussed in Note 20, on November 13, 2003, NBC exercised its right under the Investment Agreement to demand that the Company redeem or arrange for a third party to acquire, by payment in cash, all 41,500 outstanding shares of Series B Convertible Preferred Stock held by NBC. The aggregate redemption price payable in respect of the 41,500 preferred shares, including accrued dividends thereon, was approximately $549.2 million as of September 30, 2003.

3. RESTRUCTURING PLANS

     During the fourth quarter of 2002, the Company adopted a plan to consolidate certain of its operations, reduce personnel and modify its programming schedule in order to significantly reduce the Company's cash operating expenditures. In connection with this plan, the Company recorded a restructuring charge of approximately $2.6 million in 2002 consisting of $2.2 million in termination benefits for 95 employees and $0.4 million in costs associated with exiting leased properties and the consolidation of certain operations. Through September 30, 2003, the Company has paid $2.1 million in termination benefits to 94 employees and paid $0.4 million of lease termination and other costs. The Company has elected to account for these costs pursuant to Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"), by early adopting SFAS No. 146 prior to January 1, 2003. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, as opposed to when there is a commitment to a restructuring plan as set forth under EITF 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity", which has been nullified under SFAS No. 146. As such, the Company will recognize additional restructuring costs as they are incurred.

     In connection with the NBC relationship, the Company entered into JSAs with certain of NBC's owned and operated stations in 1999 and 2000. In 2000, the Company approved a plan to restructure its television station operations by entering into JSAs primarily with NBC affiliate stations in each of the Company's remaining non-JSA markets. To date, the Company has entered into JSAs for 47 of its television stations, 19 of which entered into JSAs prior to adoption of the formal JSA restructuring plan. Under the JSA structure, the Company generally terminates its station sales staff. The JSA partner then provides local and national spot advertising sales management and representation to the Company station and integrates and co-locates the Company station operations. The Company's restructuring plan included two major components: (1) termination of 226 station

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003  -- (CONTINUED)

3. RESTRUCTURING PLANS  -- (CONTINUED)

sales and administrative employees; and (2) exiting Company studio and sales office leased properties. The Company has substantially completed its JSA restructuring plan, except for contractual lease obligations for closed locations, the majority of which expire in 2004.

     The following summarizes the activity in the Company's restructuring reserves for the nine months ended September 30, 2003 (in thousands):

                                                        AMOUNTS
                                                        CHARGED
                                       BALANCE       (CREDITED) TO                       BALANCE
                                    DECEMBER 31,       COSTS AND          CASH        SEPTEMBER 30,
                                        2002            EXPENSES       DEDUCTIONS         2003
                                   --------------   ---------------   ------------   --------------
CORPORATE RESTRUCTURING
Accrued liabilities:
 Lease and other costs .........        $262             $  96           $ (286)          $ 72
 Severance .....................         732               (67)            (660)             5
                                        ----             -----           ------           ----
                                        $994             $  29           $ (946)          $ 77
                                        ====             =====           ======           ====
JSA RESTRUCTURING
Accrued liabilities:
 Lease costs ...................        $528             $  --           $ (401)          $127
                                        ====             =====           ======           ====


4. CERTAIN TRANSACTIONS WITH RELATED PARTIES:

     In addition to the transactions with NBC described in Note 2, the Company has entered into certain operating and financing transactions with related parties as described below.

DP MEDIA, INC.

     In June 2000, the Company completed the acquisition of DP Media for aggregate consideration of $113.5 million, $106.0 million of which had previously been advanced by the Company during 1999. DP Media was beneficially owned by family members of Mr. Paxson, the majority stockholder of the Company. DP Media's assets included a 32% equity interest in a limited liability company controlled by the former stockholders of DP Media, which owns television station WWDP in Norwell, Massachusetts. In April 2003, the owners of WWDP sold WWDP to Valuevision Media Acquisition, Inc. for a purchase price of $32.5 million. The proceeds to the Company of $13.8 million resulted in a pre-tax gain of approximately $9.9 million. See Note 8.

THE CHRISTIAN NETWORK, INC.

     The Company has entered into several agreements with The Christian Network, Inc. and certain of its for profit subsidiaries (individually and collectively referred to herein as "CNI"). CNI is a section 501(c)(3) not-for-profit corporation to which Mr. Paxson, the majority stockholder of the Company, has been a substantial contributor and of which he was a member of the Board of Stewards through 1993.

     CNI Master Agreement. In connection with the NBC transactions described elsewhere herein, in September 1999 the Company entered into a Master Agreement for Overnight Programming, Use of Digital Capacity and Public Interest Programming with CNI, pursuant to which the Company granted

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003  -- (CONTINUED)

4. CERTAIN TRANSACTIONS WITH RELATED PARTIES:  -- (CONTINUED)

CNI, for a term of 50 years (with automatic ten year renewals, subject to certain limited conditions), certain rights to continue broadcasting CNI's programming on Company stations during the hours of 1:00 a.m. to 6:00 a.m. When digital programming begins, the Company will make a digital channel available for CNI's use for 24 hour CNI digital programming.

     CNI Tax Indemnification Agreement. The Company and CNI entered into an agreement in May 1994 (the "CNI Agreement") under which the Company agreed that, if the tax exempt status of CNI were jeopardized by virtue of its relationships with the Company and its subsidiaries, the Company would take certain actions to ensure that CNI's tax exempt status would no longer be so jeopardized. Such steps could include, but not be limited to, rescission of one or more transactions or payment of additional funds by the Company. If the Company's activities with CNI are consistent with the terms governing their relationship, the Company believes that it will not be required to take any actions under the CNI Agreement. However, there can be no assurance that the Company will not be required to take any actions under the CNI Agreement at a material cost to the Company.

     Network Operations Center. CNI and the Company have contracted for the Company to lease CNI's television production and distribution facility, the Worship Channel Studio. The current lease term continues until June 30, 2008 and will be automatically renewed for an additional five year term unless otherwise terminated by either party providing notice of non-renewal on or before June 30, 2007. The Company utilizes this facility primarily as its network operations center and originates the PAX TV network signal from this location. For the nine months ended September 30, 2003, the Company incurred rental charges in connection with this agreement in the amount of $159,000. In addition, the Company provides satellite uplink and assembly services at no cost to CNI pursuant to the lease agreement.

     Officer Loans. During December 1996, the Company extended loans to members of its senior management to finance their purchase of shares of Class A Common Stock in the open market. The loans are full recourse promissory notes bearing interest at 5.75% per annum and are collateralized by a pledge of the shares of Class A Common Stock purchased with the loan proceeds. As of September 30, 2003, the outstanding balances on such loans amounted to $0.8 million and were past their payment terms. Because of uncertainty regarding the timing and collection of the unpaid balance of these loans, the Company has recorded an allowance for doubtful accounts on the entire outstanding balance.

5. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following (in thousands) as of September 30, 2003:

          Broadcasting towers and equipment ............  $  236,874
          Office furniture and equipment ...............      19,560
          Buildings and leasehold improvements .........      16,365
          Land and land improvements ...................         668
          Aircraft, vehicles and other .................       3,669
                                                          ----------
                                                             277,136
          Accumulated depreciation .....................    (156,335)
                                                          ----------
          Property and equipment, net ..................  $  120,801
                                                          ==========


     Depreciation and amortization expense aggregated approximately $24.3 million for the nine months ended September 30, 2003. As described in Note 10, the Company's senior credit facility is secured by all assets of the Company, including property and equipment.

                    PAXSON COMMUNICATIONS CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

6. INTANGIBLE ASSETS:

     Intangible assets consist of the following (in thousands) as of September 30, 2003:

                                                                GROSS
                                                              CARRYING    ACCUMULATED
                                                               AMOUNT     AMORTIZATION
                                                            ------------ -------------
         Amortizable intangible assets:
          Cable and satellite distribution rights .........  $ 130,613     $ (78,926)
          Other ...........................................      5,441        (4,392)
         Indefinite lived intangible assets:
          FCC licenses ....................................    770,386            --
          Goodwill ........................................     54,550            --
                                                             ---------     ---------
                                                             $ 960,990     $ (83,318)
                                                             =========     =========

     Amortization expense related to amortizable intangible assets amounted to $2.5 million for the nine months ended September 30, 2003.

     Estimated future amortization expense is as follows for the periods indicated (in thousands):

  2003 (October-December) .................  $ 2,825
  2004 ....................................   11,198
  2005 ....................................   10,707
  2006 ....................................   10,361
  2007 ....................................   10,140
  2008 ....................................    6,683
  Thereafter ..............................      822
                                             -------
  Total ...................................  $52,736
                                             =======

7. PROGRAM RIGHTS:

     Program rights consist of the following (in thousands) as of September 30, 2003:

          Program rights ...................  $  340,047
          Accumulated amortization .........    (285,621)
                                              ----------
                                                  54,426
          Less: current portion ............     (30,175)
                                              ----------
          Program rights, net ..............  $   24,251
                                              ==========


     Program rights amortization amounted to $35.9 million for the nine months ended September 30, 2003.

     As of September 30, 2003, the Company's programming contracts require collective payments of approximately $61.0 million as follows (in thousands):

                                        OBLIGATION FOR   PROGRAM RIGHTS
                                        PROGRAM RIGHTS    COMMITMENTS      TOTAL
                                       ---------------- --------------- ----------
     2003 (October-December) .........      $ 7,674         $ 3,043      $10,717
     2004 ............................        8,562          33,967       42,529
     2005 ............................        2,200           4,866        7,066
     2006 ............................          650              --          650
                                            -------         -------      -------
                                            $19,086         $41,876      $60,962
                                            =======         =======      =======

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

7. PROGRAM RIGHTS:  -- (CONTINUED)

     On August 1, 2002, the Company entered into agreements with a subsidiary of CBS Broadcasting, Inc. ("CBS") and Crown Media United States, LLC ("Crown Media") to sublicense the Company's rights to broadcast the television series Touched By An Angel ("Touched") to Crown Media for exclusive exhibition on the Hallmark Channel, commencing September 9, 2002. Under the terms of the agreement with Crown Media, the Company is to receive approximately $47.4 million from Crown Media, $38.6 million of which is to be paid over a three-year period that commenced August 2002 and the remaining $8.8 million of which is to be paid over a three-year period that commenced August 2003.

     Under the terms of the Company's agreement with CBS, the Company remains obligated to CBS for amounts due under its pre-existing license agreement, less estimated programming cost savings of approximately $15 million. As of September 30, 2003, the Company's obligations to CBS totaled approximately $53.0 million. The sublicense transaction resulted in a gain of approximately $4 million, which was deferred and is being recorded over the term of the Crown Media agreement.

     The Company has a significant concentration of credit risk with respect to the amounts due from Crown Media under the sublicense agreement. As of September 30, 2003, the maximum amount of loss due to credit risk that the Company would sustain if Crown Media failed to perform under the agreement totaled approximately $28.7 million, representing the present value of amounts due from Crown Media. Under the terms of the sublicense agreement, the Company has the right to terminate Crown Media's rights to broadcast Touched if Crown Media fails to make timely payments under the agreement. Therefore, should Crown Media fail to perform under the agreement, the Company could regain its exclusive rights to broadcast Touched on PAX TV pursuant to its existing licensing agreement with CBS.

     The Company's obligations to CBS for Touched will be partially funded through the sublicense fees from Crown Media. As of September 30, 2003, the Company's obligation to CBS and its receivable from Crown Media related to Touched are as follows (in thousands):

                                             OBLIGATIONS   AMOUNTS DUE FROM
                                                TO CBS       CROWN MEDIA        TOTAL
                                            ------------- ----------------- ------------
     2003 (October-December) ..............    $ 1,709        $  (3,950)      $ (2,241)
     2004 .................................     23,620          (15,800)         7,820
     2005 .................................     18,513          (10,439)         8,074
     2006 .................................      9,191           (1,711)         7,480
                                               -------        ---------       --------
                                                53,033          (31,900)        21,133
     Amount representing interest .........         --            3,217          3,217
                                               -------        ---------       --------
                                               $53,033        $ (28,683)      $ 24,350
                                               =======        =========       ========

8. ASSETS HELD FOR SALE

     The results of operations and the gain or (loss) on sale of assets held for sale are included in the determination of the Company's operating income
(loss) from its continuing operations in accordance with SFAS No. 144 since these assets do not constitute a component of the Company under SFAS 144. The Company generally maintains a geographic presence in the markets where assets have been sold by airing the PAX TV network through cable distribution agreements or the Company's other owned or operated stations in the designated market areas.

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

8. ASSETS HELD FOR SALE  -- (CONTINUED)

     Assets held for sale consist of the following (in thousands) as of September 30, 2003:

  Intangible assets, net ........................    $ 3,499
  Property and equipment, net ...................      9,300
                                                     -------
                                                     $12,799
                                                     =======

     In September 2003, an agreement which the Company entered into in June 2003 to sell the assets of its television station KPXJ, serving the Shreveport, Louisiana market, was terminated. At the same time, the Company entered into an agreement with a new purchaser to sell the assets of its Shreveport television station for a cash purchase price of $10.0 million. The sale, subject to receipt of regulatory approvals, is expected to close in the first quarter of 2004.

     In May 2003, the Company completed the sale of the assets of its television station KAPX, serving the Albuquerque, New Mexico market, for a cash purchase price of $20.0 million resulting in a pre-tax gain of approximately $14.8 million.

     In April 2003, the Company completed the sale of the assets of its television stations WMPX, serving the Portland-Auburn, Maine market, and WPXO, serving the St. Croix, U.S. Virgin Islands market, for an aggregate cash purchase price of $10 million resulting in a pre-tax gain of approximately $4.9 million.

     In April 2003, the Company completed the sale of its limited partnership interest in television station WWDP, serving the Boston, Massachusetts market, for approximately $13.8 million resulting in a pre-tax gain of approximately $9.9 million.

     In February 2003, the Company completed the sale of the assets of its television station KPXF, serving the Fresno, California market, for a cash purchase price of $35 million resulting in a pre-tax gain of approximately $26.6 million.

     Included in assets held for sale are certain broadcast towers with a carrying value of $8.2 million for which the Company is in the process of transferring title and assigning the leases to the buyer.

9. OBLIGATIONS FOR CABLE DISTRIBUTION RIGHTS

     As of September 30, 2003, obligations for cable distribution rights were as follows (in thousands):

  (October-December) ...................    $4,210
  2004 .................................       103
  2005 .................................       180
                                            ------
                                            $4,493
                                            ======

10. SENIOR SUBORDINATED NOTES AND BANK FINANCING

     Senior subordinated notes and bank financing consists of the following (in thousands) as of September 30, 2003:

     12 1/4% Senior Subordinated Discount Notes due 2009 .........    $496,263
     10 3/4% Senior Subordinated Notes due 2008 ..................     200,000

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

10. SENIOR SUBORDINATED NOTES AND BANK FINANCING  -- (CONTINUED)

     Senior Bank Credit Facility, secured by all assets of the Company:
       o $25 million revolving line of credit, maturing June 30, 2006, interest at LIBOR plus 3.25% or Base Rate (as defined) plus 2.25% at the
        Company's option (4.26% at September 30, 2003) ............................     12,000
       o $50 million Term A loan, maturing December 31, 2005, interest at
        LIBOR plus 3.25% or Base Rate (as defined) plus 2.25% at the
        Company's option (4.44% at September 30, 2003), quarterly
        principal payments beginning September 30, 2003 ...........................     49,875
       o $285 million Term B loan, maturing June 30, 2006, interest at
        LIBOR plus 3.25% or Base Rate (as defined) plus 2.25% at the
        Company's option (4.64% at September 30, 2003), quarterly
        principal payments beginning September 2001 ...............................    278,588
     Other debt ...................................................................        518
                                                                                       --------
                                                                                      1,037,244
     Less: discount on 12 1/4% Senior Subordinated Discount Notes .................   (118,075)
     Less: current portion of bank financing ......................................     (3,406)
                                                                                      ---------
                                                                                      $915,763
                                                                                      =========


     In January 2002, the Company completed an offering of senior subordinated discount notes due in 2009 (the "Discount Notes"). Gross proceeds of the offering totaled approximately $308.3 million and were used to refinance certain other obligations outstanding at the time and to pay the costs of the offering. The Discount Notes were sold at a discounted price of 62.132% of the principal amount at maturity which represents a yield to maturity of 12 1/4%. Cash interest on the notes will be payable semi-annually beginning on July 15, 2006. The Discount Notes are guaranteed by the Company's subsidiaries.

     The Discount Notes are redeemable at the Company's option on or after January 15, 2006 at the redemption prices set forth below (expressed as a percentage of the face value) plus accrued and unpaid interest, if any, to the date of redemption.

TWELVE MONTH PERIOD BEGINNING JANUARY 15,
-------------------------------------------
  2006 ....................................       106.125%
  2007 ....................................       103.063%
  2008 and thereafter .....................       100.000%


     On July 12, 2001, the Company completed a $560 million financing consisting of a $360 million senior credit facility and $200 million of 10 3/4% Senior Subordinated Notes due 2008 (the "Notes"). Proceeds from the initial funding under the new senior credit facility and the 10 3/4% Senior Subordinated Notes offering were used to refinance certain other obligations outstanding at the time and to pay the fees and expenses associated with the refinancing.

     The Notes are due in 2008 and interest on the Notes is payable on January 15 and July 15 of each year. The Notes are redeemable at the Company's option on or after July 15, 2005 at the

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

10. SENIOR SUBORDINATED NOTES AND BANK FINANCING  -- (CONTINUED)

redemption prices set forth below (expressed as a percentage of the face value) plus accrued interest, if any, to the date of redemption:

TWELVE MONTH PERIOD BEGINNING JULY 15,
----------------------------------------
  2005 .................................       105.375%
  2006 .................................       102.688%
  2007 .................................       100.000%


     The Discount Notes and Notes contain certain covenants, which, among other things, restrict additional indebtedness, payment of dividends, stock issuance of subsidiaries, certain investments and transfers or sales of assets, and provide for the repurchase of the Notes in the event of a change in control of the Company. The Discount Notes and Notes are general unsecured obligations of the Company subordinate in right of payment to all existing and future senior indebtedness of the Company and senior in right to all future subordinated indebtedness of the Company.

     The $360 million senior credit facility consists of a $25 million revolving credit facility maturing June 2006, a $50 million Term A facility maturing December 2005 and a $285 million Term B facility maturing June 2006. The revolving credit facility is available for general corporate purposes and the Term A facility is available to fund capital expenditures. The interest rate under the bank facility, as amended, is LIBOR plus 3.25% or Base Rate (as defined) plus 2.25%, at the Company's option. In September 2001, the Company entered into a variable to fixed interest rate swap in the notional amount of $144.0 million to hedge the impact of interest rate changes on a portion of our variable rate indebtedness. The fixed rate under the swap is 3.64% (6.89% including the spread over LIBOR under the senior credit facility) and variable rates are indexed to LIBOR.

     The Company amended and restated the senior bank credit facility on May 5, 2003 to consolidate previous amendments and allow for the issuance of letters of credit, subject to availability, under a $25 million revolving credit facility. At September 30, 2003, there was $12.0 million in borrowings outstanding under the revolving credit facility and $12.4 million of outstanding letters of credit. The Company paid a fee of $0.1 million in connection with the May 5, 2003 amendment and restatement. On September 19, 2003, the Company further amended the senior bank credit facility to reduce its trailing twelve month minimum net revenue and EBITDA covenants, eliminate a revenue fee connected with a waiver obtained in March 2003 (for which the waiver provisions were subsequently incorporated into the May 5, 2003 amendment and restatement) and eliminate the requirement to comply with certain other financial covenants as of March 31, 2005. The Company paid a fee of $1.0 million in connection with the September 19, 2003 amendment.

     As amended, the Company's senior bank credit facility contains various financial covenants and restricts the ability of the Company and any of its subsidiaries to incur additional indebtedness, dispose of assets, pay dividends, repurchase or redeem capital stock and indebtedness, create liens, make capital expenditures, make certain investments or acquisitions and enter into transactions with affiliates and otherwise restricting its activities. The senior bank credit facility contains the following financial covenants: (1) twelve-month trailing minimum net revenue and minimum EBITDA (as defined under our senior bank credit facility) for each of the fiscal quarters ended June 30, 2001 through March 31, 2005, (2) maximum ratio of total senior debt to EBITDA, maximum ratio of total debt to EBITDA, minimum permitted interest coverage ratio and minimum permitted fixed charge

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

10. SENIOR SUBORDINATED NOTES AND BANK FINANCING  -- (CONTINUED)

coverage ratio, each beginning for each of the fiscal quarters ending on or after June 30, 2005, (3) maximum annual capital expenditures for 2001 through 2006, and (4) maximum annual programming payments for 2002 through 2006. The Company's amended twelve-month minimum net revenue and EBITDA covenants are $250 million and $50 million, respectively, for each of the next four quarters.

     At September 30, 2003, the Company was in compliance with its amended covenants and expects that it will continue to be in compliance with these amended covenants in 2004. If the Company failed to meet any of its debt covenants and the Company's lenders did not grant a waiver or amend the facility, the lenders would have the right to declare an event of default and seek remedies including acceleration of all outstanding amounts due under the senior bank credit facility. Should an event of default be declared under the senior bank credit facility, this would cause a cross default to occur under the Company's senior subordinated note and senior subordinated discount note indentures, thus giving each trustee the right to accelerate repayment, and would give the holders of each of the Company's three outstanding series of preferred stock the right to elect two directors per series to the Company's Board of Directors. There can be no assurance that the Company would be successful in obtaining alternative sources of funding to repay these obligations should these events occur.

     Aggregate maturities of senior subordinated notes and bank financing at September 30, 2003 are as follows (in thousands):

  2003 (October-December) ...................  $      853
  2004 ......................................       3,405
  2005 ......................................      52,169
  2006 ......................................     284,247
  2007 ......................................          78
  2008 ......................................     200,086
  Thereafter ................................     496,406
                                               ----------
                                               $1,037,244
                                               ==========


     In connection with the Company's senior subordinated note and bank financing, the Company has debt issuance costs totaling approximately $20.6 million as of September 30, 2003, which are included in other assets in the accompanying consolidated balance sheet and are being amortized to interest expense over the term of the indebtedness using the effective interest method.

11. DERIVATIVE FINANCIAL INSTRUMENTS

     The Company has entered into an interest rate swap with a financial institution to manage the impact of interest rate changes on the Company's variable rate indebtedness. This interest rate swap has an aggregate notional amount of $144.0 million and contractually matured on October 15, 2003. The fixed rate under the swap is 3.64% (6.89% including the spread over LIBOR under the Company's senior credit facility) and variable rates are indexed to LIBOR. The Company did not renew the swap or enter into another interest rate swap.

     The amounts exchanged by the counterparties to interest rate derivatives are based upon the notional amounts and other terms, generally related to interest rates, of the derivatives. While notional amounts of interest rate derivatives form part of the basis for the amounts exchanged by the counterparties, the notional amounts are not themselves exchanged and, therefore, do not represent a measure of the Company's exposure as an end user of derivative financial instruments.

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

11. DERIVATIVE FINANCIAL INSTRUMENTS  -- (CONTINUED)

     The Company is exposed to credit related losses in the event of non-performance by counterparties to derivative financial instruments. The Company monitors the credit worthiness of the counterparties and presently does not expect default by any of the counterparties. The Company does not obtain collateral in connection with its derivative financial instruments.

     The Company has accounted for the swap as a cash flow hedge pursuant to SFAS No. 133, as amended, with changes in the fair value included as a component of other comprehensive loss. At September 30, 2003, the fair value of the swap was a liability of approximately $0.9 million.

12. INCOME TAXES

     The provision for federal and state income taxes for the nine months ended September 30, 2003 is as follows (in thousands):

         Current:
          Federal ..................................    $      --
          State ....................................         (643)
                                                        ---------
                                                             (643)
                                                        ---------
         Deferred:
          Federal ..................................        3,016
          State ....................................          258
          Change in valuation allowance ............      (11,553)
                                                        ---------
                                                           (8,279)
                                                        ---------
          Total provision for income taxes .........    $  (8,922)
                                                        =========


     Deferred tax assets and deferred tax liabilities reflect the tax effect of differences between financial statement carrying amounts and tax bases of assets and liabilities and are as follows as of September 30, 2003 (in thousands):

         Deferred tax assets:
          Net operating loss carryforwards .............................  $  305,112
          Programming rights ...........................................      22,311
          Deferred compensation ........................................      19,786
          Deferred interest expense ....................................      22,621
          Other ........................................................         767
                                                                          ----------
                                                                             370,597
          Deferred tax asset valuation allowance .......................    (359,663)
                                                                          ----------
                                                                              10,934
         Deferred tax liabilities:
          Basis difference on FCC licenses and goodwill no longer
            amortized for financial reporting purposes under SFAS 142...    (144,564)
          Basis difference on other fixed assets and certain other
            intangible assets ..........................................     (10,934)
                                                                          ----------
            Net deferred tax liability .................................  $ (144,564)
                                                                          ==========

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

12. INCOME TAXES  -- (CONTINUED)

     The reconciliation of the income tax benefit computed at the U.S. federal statutory tax rate, to the provision for income taxes is as follows for the nine months ended September 30, 2003 (in thousands):

         Tax benefit at U.S. federal statutory tax rate ............    $   4,624
         State income tax benefit, net of federal tax ..............          396
         Non-deductible preferred stock redemption premium .........           --
         Disqualified original issue discount ......................       (1,817)
         Non-deductible items ......................................         (572)
         Valuation allowance .......................................      (11,553)
         Other .....................................................           --
                                                                        ---------
         Provision for income taxes ................................    $  (8,922)
                                                                        =========


     The Company structured the disposition of its radio division in 1997 and its acquisition of television stations during the period following this disposition in a manner that the Company believed would qualify these transactions as a "like kind" exchange under Section 1031 of the Internal Revenue Code and would permit the Company to defer recognizing for income tax purposes up to approximately $333 million of gain. The IRS has examined the Company's 1997 tax return and has issued the Company a "30-day letter" proposing to disallow all of the Company's gain deferral. The Company filed its protest to this determination with the IRS appeals division, but cannot predict the outcome of this matter at this time, and may not prevail. In addition, the "30-day letter" offered the Company an alternative position that, in the event the IRS is unsuccessful in disallowing all of the gain deferral, approximately $62 million of the $333 million gain deferral will be disallowed. The Company filed a protest to this alternative determination as well. The Company may not prevail with respect to this alternative determination. Should the IRS successfully challenge the Company's position and disallow all or part of its gain deferral, because the Company had net operating losses in the years subsequent to 1997 in excess of the amount of the deferred gain, the Company would not be liable for any tax deficiency, but could be liable for interest on the tax liability for the period prior to the carryback of its net operating losses. The Company has estimated the amount of interest for which it could be held liable as of September 30, 2003 to be approximately $16.3 million should the IRS succeed in disallowing all of the deferred gain. If the IRS were successful in disallowing only part of the gain under its alternative position, the Company estimates it would be liable for only a nominal amount of interest.

     The Company has net operating loss carryforwards for income tax purposes subject to certain carryforward limitations of approximately $803 million at September 30, 2003, expiring through 2023. A portion of the net operating losses, amounting to approximately $10.0 million, are limited as to annual utilization. Additionally, further limitations on the utilization of the Company's net operating tax loss carryforwards could result in the event of certain changes in the Company's ownership.

                    PAXSON COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

13. STOCK INCENTIVE PLANS

     The Company has established various stock incentive plans to provide incentives to officers, employees and others who perform services for the Company through awards of options and shares of restricted stock. Awards granted under the plans are at the discretion of the Company's Compensation Committee and may be in the form of either incentive or nonqualified stock options or awards of restricted stock. Options granted under the plans generally vest over a three to five year period and expire ten years after the date of grant. At September 30, 2003, 7,143,323 shares of Class A common stock were available for additional awards under the plans.


     A summary of the activity in the Company stock option plans for the nine months ended September 30, 2003, is presented below:

                                                         NUMBER OF     WEIGHTED AVERAGE
                                                          OPTIONS       EXERCISE PRICE
                                                      --------------- -----------------
       Outstanding, beginning of year ...............     9,103,336        $  5.88
       Granted ......................................     3,848,159           0.01
       Forfeited ....................................    (6,392,100)          7.25
       Exercised ....................................    (3,896,959)          0.05
                                                         ----------
       Outstanding, September 30, 2003 ..............     2,662,436           2.64
                                                         ==========
       Weighted average fair value of options granted
        during the period ...........................                      $  2.36

     The majority of the Company's option grants in 2003 have been at exercise prices of $0.01 which were below the quoted market price of the underlying common stock at the date of grant.

     The following table summarizes information about employee and director stock options outstanding and exercisable at September 30, 2003:

                           NUMBER     WEIGHTED AVERAGE
                        OUTSTANDING      REMAINING
                            AND         CONTRACTUAL
EXERCISE PRICES         EXERCISABLE         LIFE
---------------------- ------------- -----------------
  $0.01 ..............     840,000   4.25
  $1.00 ..............     360,000   4.25
  $3.42 ..............   1,031,511   1.25
  $7.25 ..............     430,925   5.63
                         ---------
                         2,662,436
                         =========

     In addition to the options granted under its stock option plans, the Company has granted nonqualified options to purchase shares of its Class A common stock to members of senior management and others. Options outstanding under these grants totaled 0.5 million at September 30, 2003, with weighted average exercise prices of $3.04, all of which options are exercisable and substantially all of which expire in August 2006.

                       PAXSON COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003  -- (CONTINUED)

13. STOCK INCENTIVE PLANS  -- (CONTINUED)

     A summary of the activity in the Company's nonqualified options for the nine months ended September 30, 2003, is presented below:

                                                                      WEIGHTED
                                                   NUMBER OF          AVERAGE
                                                    OPTIONS        EXERCISE PRICE
                                                ---------------   ---------------
     Outstanding, beginning of year .........       2,322,500         $ 8.62
     Granted ................................              --             --
     Forfeited ..............................      (1,800,000)         10.24
     Exercised ..............................              --             --
                                                   ----------
     Outstanding, end of period .............         522,500         $ 3.04
                                                   ==========


     The following table summarizes information regarding senior management options and other nonqualified options outstanding and exercisable at September 30, 2003:

                                        WEIGHTED
                                         AVERAGE
                         NUMBER         REMAINING        NUMBER
EXERCISE PRICES       OUTSTANDING   CONTRACTUAL LIFE   EXERCISABLE
-------------------- ------------- ------------------ ------------
  $2.85 ............    500,000           5.96           500,000
  $7.25 ............     22,500           8.34            22,500
                        -------                          -------
                        522,500                          522,500
                        =======                          =======


     In January 2003, the Company consummated a stock option exchange offer under which the Company granted to holders who tendered their eligible options in the exchange offer new options under the Company's 1998 Stock Incentive Plan, as amended (the "Plan"), to purchase one share of the Company's Class A common stock for each two shares of Class A common stock issuable upon the exercise of tendered options, at an exercise price of $0.01 per share. Because the terms of the new options provided for a one business day exercise period, all holders who tendered their eligible options in the exchange offer exercised their new options promptly after the issuance of those new options. Approximately 5.5 million options issued under the Company's stock option plans and 1.8 million non qualified options issued in addition to the options granted under its stock option plans were tendered in the exchange offer and approximately 2.6 million new shares of Class A common stock were issued upon exercise of the new options, net of approximately 1.0 million shares of Class A common stock withheld, in accordance with the Plan's provisions, at the holders' elections to cover statutory withholding taxes and the option exercise price totaling approximately $2.4 million. The stock option exchange resulted in a fixed non-cash stock-based deferred compensation expense of approximately $8.5 million, of which $7.9 million for vested and unvested shares issued upon exercise of the new options was recognized in the nine months ended September 30, 2003. The remaining amount of $0.6 million at September 30, 2003 is being recognized on a straight-line basis over the remaining vesting period of the modified award. In addition, the remaining deferred stock compensation expense totaling approximately $0.8 million at September 30, 2003 associated with the tendered options is being recognized on a straight-line basis over the remaining vesting period of the modified awards.

                       PAXSON COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003  -- (CONTINUED)

13. STOCK INCENTIVE PLANS  -- (CONTINUED)

     As further described in Note 20, in October 2003, the Company granted 3,598,750 options under the Company's 1998 Stock Incentive Plan, as amended, to purchase one share of the Company's Class A common stock at an exercise price of $0.01 per share to certain employees and directors.

14. MANDATORILY REDEEMABLE AND CONVERTIBLE PREFERRED STOCK

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). This statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS 150 requires liability classification for mandatorily redeemable equity instruments not convertible into common stock such as the Company's 14 1/4% Junior Exchangeable Preferred Stock. SFAS 150 is effective immediately with respect to instruments entered into or modified after May 31, 2003 and as to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The Company adopted SFAS 150 effective July 1, 2003. Upon adoption, the Company recorded a deferred asset for the unamortized issuance costs and recorded a liability for the mandatorily redeemable preferred stock balance related to its 14 1/4% Junior Exchangeable Preferred Stock. In addition, the amortization of the issuance costs and the dividends related to the 14 1/4% Junior Exchangeable Preferred Stock are being recorded as interest expense beginning July 1, 2003 versus the recording of these costs as dividends and accretion on redeemable preferred stock in prior periods. Restatement of prior periods is not permitted upon adoption of SFAS
150. The Company's 9 3/4% Series A Convertible Preferred Stock and 8% Series B Convertible Exchangeable Preferred Stock are not affected by the provisions of SFAS 150 because of their equity conversion features.

                       PAXSON COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003  -- (CONTINUED)

14. MANDATORILY REDEEMABLE AND CONVERTIBLE PREFERRED STOCK  -- (CONTINUED)

     The following represents a summary of the changes in the Company's mandatorily redeemable and convertible preferred stock during the nine month period ended September 30, 2003 (in thousands):

                                                                14 1/4%          9 3/4%       8% SERIES B
                                                                JUNIOR          SERIES A      CONVERTIBLE
                                                             EXCHANGEABLE     CONVERTIBLE     EXCHANGEABLE
                                                               PREFERRED       PREFERRED       PREFERRED
                                                                 STOCK           STOCK           STOCK           TOTAL
                                                            --------------   -------------   -------------   -------------
MANDATORILY REDEEMABLE AND
 CONVERTIBLE PREFERRED STOCK:
Balance at December 31, 2002 ............................     $  354,498        $114,320        $524,283      $  993,101
Accretion ...............................................            596             375              --             971
Accrual of cumulative dividends .........................         24,044           8,716          24,900          57,660
Reclassification as a liability on July 1, 2003 .........       (379,138)             --              --        (379,138)
                                                              ----------        --------        --------      ----------
Balance at September 30, 2003 ...........................     $       --        $123,411        $549,183      $  672,594
                                                              ==========        ========        ========      ==========
MANDATORILY REDEEMABLE
 PREFERRED STOCK:
Balance at July 1, 2003 .................................     $  379,138
Reclassification of unamortized issuance costs
 on July 1, 2003 ........................................          4,062
Accrual of cumulative dividends from July 1,
 2003 through September 30, 2003 ........................         13,420
                                                              ----------
Balance at September 30, 2003 ...........................     $  396,620
                                                              ==========
Aggregate liquidation preference at
 September 30, 2003 .....................................     $  396,620        $125,056        $549,183      $1,070,859
Shares authorized .......................................         72,000          17,500          41,500         131,000
Shares issued and outstanding ...........................         37,671          12,505          41,500          91,676
Accrued dividends .......................................     $   20,135        $     --        $134,183      $  154,318

     The following table provides a reconciliation of reported net loss for the nine months ended September 30, 2003 to the net loss adjusted as if SFAS 150 had been applied as of January 1, 2003:

Net loss as reported ............................................................     $ (35,853)
Dividends and accretion on 14 1/4% mandatorily redeemable preferred stock for the
 period from January 1, 2003 through June 30, 2003 ..............................       (24,640)
                                                                                      ---------
Adjusted net loss ...............................................................     $ (60,493)
                                                                                      =========

     The adoption of SFAS 150 had no impact on net loss attributable to common stockholders.

JUNIOR EXCHANGEABLE PREFERRED STOCK 14 1/4%

     At September 30, 2003, the Company had authorized 72,000 shares of $0.001 par value Cumulative Junior Exchangeable Preferred Stock (the "Junior Exchangeable Preferred Stock") of which 37,671 shares were issued and outstanding. Holders of the Junior Exchangeable Preferred Stock were initially entitled to cumulative dividends at an annual rate of 13 1/4% of the liquidation preference, payable semi-annually in cash or additional shares beginning November 15, 1998 and accumulating from the issue date. If dividends for any period ending after May 15, 2003 are paid in additional shares of Junior Exchangeable Preferred Stock, the dividend rate will increase 1% for that dividend payment period. Because the Company elected to continue to pay dividends in additional shares, the dividend rate increased to 14 1/4% after May 15, 2003 in accordance with the terms of the security.

                       PAXSON COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003  -- (CONTINUED)

14. MANDATORILY REDEEMABLE AND CONVERTIBLE PREFERRED STOCK  -- (CONTINUED)

     The Company is required to redeem all of the then outstanding Junior Exchangeable Preferred Stock on November 15, 2006, at a price equal to the aggregate liquidation preference thereof plus accumulated and unpaid dividends to the date of redemption. The Junior Exchangeable Preferred Stock is redeemable at the Company's option at any time on or after May 15, 2003, at the redemption prices set forth below (expressed as a percentage of liquidation preference) plus accumulated and unpaid dividends to the date of redemption:

TWELVE MONTH PERIOD BEGINNING MAY 15,
---------------------------------------
  2003 ................................     106.625%
  2004 ................................     103.313%
  2005 and thereafter .................     100.000%

     Upon a change of control, the Company is required to offer to purchase the Junior Exchangeable Preferred Stock at a price equal to 101% of the liquidation preference thereof plus accumulated and unpaid dividends.

     The Company may, provided it is not contractually prohibited from doing so, exchange the outstanding Junior Exchangeable Preferred Stock on any dividend payment date for 13 1/4% Exchange Debentures due 2006. The Exchange Debentures have redemption features similar to those of the Junior Exchangeable Preferred Stock.

     For the nine months ended September 30, 2003, the Company paid dividends of approximately $23.4 million by issuance of additional shares of the Junior Exchangeable Preferred Stock. As described above, upon adoption of SFAS 150 on July 1, 2003, amortization of the issuance costs and the dividends on the 14 1/4% Junior Exchangeable Preferred Stock are being recorded as interest expense.

     The 14 1/4% Junior Exchangeable Preferred Stock is non-voting, except as otherwise required by law and in certain circumstances, including with respect to:

     o amending certain rights of the holders of the 14 1/4% exchangeable preferred stock; and

     o issuing any class of equity securities that ranks on a parity with or senior to the 14 1/4% exchangeable preferred stock, other than the issuance of additional shares of 14 1/4% exchangeable preferred stock to pay dividends on the 14 1/4% exchangeable preferred stock in accordance with its terms.

CONVERTIBLE PREFERRED STOCK 9 3/4%

     At September 30, 2003, the Company had authorized 17,500 shares of $0.001 par value Series A Convertible Preferred Stock ("Convertible Preferred Stock") of which 12,505 shares were issued and outstanding. Holders of the Convertible Preferred Stock are entitled to receive cumulative dividends at an annual rate of 9 3/4%, payable quarterly beginning September 30, 1998 and accumulating from the issue date. The Company may pay dividends either in cash, in additional shares of Convertible Preferred Stock, or (subject to an increased dividend rate) by the issuance of shares of Class A common stock equal in value to the amount of such dividends.

     For the nine months ended September 30, 2003, the Company paid dividends of approximately $8.7 million by the issuance of additional shares of Convertible Preferred Stock. At September 30, 2003, there were no accrued and unpaid dividends on the Convertible Preferred Stock.

                       PAXSON COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003  -- (CONTINUED)

14. MANDATORILY REDEEMABLE AND CONVERTIBLE PREFERRED STOCK  -- (CONTINUED)

     The Company is required to redeem the Convertible Preferred Stock on December 31, 2006, at a price equal to the aggregate liquidation preference thereof plus accumulated and unpaid dividends to the date of redemption. The Convertible Preferred Stock is redeemable at the Company's option at any time on or after June 30, 2003, at the redemption prices set forth below (expressed as a percentage of liquidation preference) plus accumulated and unpaid dividends to the date of redemption:

TWELVE MONTH PERIOD BEGINNING JUNE 30,
----------------------------------------
  2003 .................................     104.00%
  2004 .................................     102.00%
  2005 and thereafter ..................     100.00%

     Upon a change of control, the Company is required to offer to purchase the Convertible Preferred Stock at a price equal to the liquidation preference thereof plus accumulated and unpaid dividends. The Convertible Preferred Stock contains restrictions, primarily based on the trading price of the common stock, on the issuance of additional preferred stock ranking senior to the Convertible Preferred Stock.

     Each share of Convertible Preferred Stock is convertible into shares of Class A common stock at an initial conversion price of $16 per share. If the Convertible Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the date fixed for redemption.

     Holders of the Convertible Preferred Stock have voting rights on all matters submitted for a vote to the Company's common stockholders and are entitled to one vote for each share of Class A common stock into which their Convertible Preferred Stock is convertible.

SERIES B CONVERTIBLE PREFERRED STOCK 8%

     Pursuant to the Investment Agreement, NBC acquired $415 million aggregate liquidation preference of a new series of the Company's convertible exchangeable preferred stock which accrues cumulative dividends from the Issue Date at an annual rate of 8% and is convertible (subject to adjustment under the terms of the Certificate of Designation relating to the Series B Convertible Preferred Stock) into 31,896,032 shares of the Company's Class A common stock at an initial conversion price of $13.01 per share, which increases at a rate equal to the dividend rate ($17.22 per share at September 30, 2003). On September 15, 2004, the rate at which dividends accrue on the Series B preferred stock will be adjusted to a market rate determined by a nationally recognized independent investment banking firm chosen by the Company. At September 30, 2003, the Company had 41,500 shares of $0.001 par value Series B Convertible Preferred Stock authorized, issued and outstanding.

     On November 13, 2003, the Company received notice from NBC that NBC has exercised its right under its investment agreement with the Company to demand that the Company redeem or arrange for a third party to acquire (the "Redemption"), by payment in cash, all 41,500 outstanding shares of the Company's Series B Convertible Preferred Stock held by NBC. The aggregate redemption price payable in respect of the 41,500 preferred shares, including accrued dividends thereon, was approximately $549.2 million as of September 30, 2003.

     The Company will have up to one year after November 13, 2003 to consummate the redemption. If at any time during the one year redemption period, the terms of the Company's outstanding debt and preferred stock do not prohibit the Redemption and the Company has sufficient funds on hand

                       PAXSON COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003  -- (CONTINUED)

14. MANDATORILY REDEEMABLE AND CONVERTIBLE PREFERRED STOCK  -- (CONTINUED)

to consummate the Redemption, the Company must consummate the Redemption at that time. NBC may not exercise its Warrant A and Warrant B (which represent the right to purchase an aggregate of 32,032,127 shares of the Company's Class A common stock) or its right to purchase shares of Class B common stock beneficially owned by Lowell W. Paxson, the Company's Chairman of the Board and Chief Executive Officer, during the one year redemption period.

     If the Company does not effect the Redemption within one year after November 13, 2003, NBC will again be permitted to exercise Warrant A and Warrant B and its right to acquire Mr. Paxson's Class B common stock, and generally will be permitted to transfer, without restriction, any of the Company's securities acquired by it, its right to acquire Mr. Paxson's Class B common stock, the contractual rights described with respect to the NBC investment agreement in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 under "Business -- NBC Relationship," and its other rights under the related transaction agreements, provided that Warrant A, Warrant B and the right to acquire Mr. Paxson's Class B common stock will expire, to the extent unexercised, 30 days after any such transfer. If NBC transfers any of the Company's securities or its right to acquire Mr. Paxson's Class B common stock, the transferee will remain subject to the terms and conditions of such securities, including those limitations on exercise described above.

     The Company's ability to effect any redemption is restricted by the terms of the Company's outstanding debt and preferred stock. To effect the Redemption, the Company would need not only to raise sufficient cash to fund payment of the Redemption price, but also to obtain the consents of the holders of the Company's outstanding debt and preferred stock or repay, redeem or refinance these securities in a manner that obviated the need to obtain the consents of the holders. Alternatively, the Company would need to identify a third party willing to purchase NBC's Series B preferred stock directly from NBC or to enter into a merger, acquisition or other transaction with us as a result of which NBC's Series B preferred stock would be redeemed or acquired at the stated redemption price. NBC also has the right to require that the Company redeem any Series B preferred stock and Class A common stock issued upon conversion of the Series B preferred stock then held by NBC upon the occurrence of various events of default (a "Default Redemption"). If NBC exercises this right, the Company will have up to 180 days to consummate the redemption. If at any time during the 180 day redemption period, the terms of the Company's outstanding debt and preferred stock do not prohibit the redemption and the Company has sufficient funds on hand to consummate the redemption, the Company must consummate the redemption at that time. NBC may not exercise Warrant A, Warrant B or its right to purchase shares of Class B common stock beneficially owned by Mr. Paxson during the 180 day redemption period.

     Should the Company fail to effect a Default Redemption within 180 days after NBC has exercised its right to require us to redeem its securities, NBC will have 180 days within which to exercise Warrant A and Warrant B and its right to acquire Mr. Paxson's Class B common stock, and generally will be permitted to transfer, without restriction, any of the Company's securities acquired by it, its right to acquire Mr. Paxson's Class B common stock, the contractual rights described with respect to the NBC investment agreement in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 under "Business -- NBC Relationship," and its other rights under the related transaction agreements, provided that Warrant A, Warrant B and the right to acquire Mr. Paxson's Class B common stock shall expire, to the extent unexercised, 30 days after any such transfer. If NBC does not effect any of these transactions within the 180 day period, the Company will have the right, for 30 days, to redeem NBC's securities. If the Company does not effect a

                       PAXSON COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003  -- (CONTINUED)

14. MANDATORILY REDEEMABLE AND CONVERTIBLE PREFERRED STOCK  -- (CONTINUED)

redemption during this period, NBC will have the right to require the Company to effect, at the Company's option, either a public sale or a liquidation of the Company and may participate as a bidder in any such transaction. If the highest bid in any public sale of the Company would be insufficient to pay NBC the redemption price of its securities, NBC will have a right of first refusal to purchase the Company for the highest bid amount. NBC will not be permitted to exercise Warrant A, Warrant B or its right to acquire Mr. Paxson's Class B common stock during the public sale or liquidation process.

     The Company's ability to effect any redemption is restricted by the terms of the Company's outstanding debt and preferred stock. Were NBC to exercise its right to demand that the Company redeem its Series B preferred stock, in order to be able to do so the Company would need not only to raise sufficient cash to fund payment of the redemption price, but also to obtain the consents of the holders of the Company's outstanding debt and preferred stock or repay, redeem or refinance these securities in a manner that obviated the need to obtain the consents of the holders. Alternatively, the Company would need to identify a third party willing to purchase NBC's Series B preferred stock directly from NBC or to enter into a merger, acquisition or other transaction with the Company as a result of which NBC's Series B preferred stock would be redeemed or acquired at the stated redemption price.

     Beginning on September 15, 2004, the Company has the right, at any time, to redeem any or all of our outstanding Series B preferred stock at a redemption price per share equal to the higher of (i) the liquidation preference of $10,000 per share plus accrued and unpaid dividends, and (ii) the product of 80% of the average of the closing sale prices of the Class A common stock for the ten consecutive trading days ending on the trading day immediately preceding our notice to NBC exercising the optional redemption, and the number of shares of Class A common stock into which a share of Series B preferred stock is convertible (approximately 768.58 shares of Class A common stock as of September 30, 2003).

     If the Company elects to redeem a portion of our outstanding Series B preferred stock, the Company is required to declare and pay, in full, all of the accumulated and unpaid dividends on the Series B preferred stock. As of September 30, 2003, accumulated and unpaid dividends on the Series B preferred stock aggregated approximately $134.2 million.

     The Series B Convertible Preferred Stock is exchangeable, in whole or in part, at the option of the holder, subject to the Company's debt and preferred stock covenants limiting additional indebtedness but in any event not later than January 1, 2007, into convertible debentures of the Company maturing on Decem-ber 31, 2009 and ranking on a parity with the Company's other subordinated indebtedness. Should NBC determine that the rules and regulations of the FCC prohibit it from holding shares of Class A common stock, NBC may convert the Series B Convertible Preferred Stock held by it into an equal number of shares of non-voting common stock of the Company, which non-voting common stock shall be immediately convertible into Class A common stock upon transfer by NBC.

     The Series B Convertible Preferred Stock is non-voting, except as otherwise required by law and except in certain circumstances, including with respect to:

     o amending certain rights of the holders of the Series B Convertible Preferred Stock; and

     o issuing certain equity securities that rank on a parity with or senior to the Series B Convertible Preferred Stock.

                       PAXSON COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003  -- (CONTINUED)

14. MANDATORILY REDEEMABLE AND CONVERTIBLE PREFERRED STOCK  -- (CONTINUED)

REDEMPTION FEATURES OF PREFERRED STOCK

     The following table presents the redemption value of the three classes of preferred stock outstanding at September 30, 2003 should the Company elect to redeem the preferred stock in the indicated year, assuming no dividends are paid in cash prior to redemption (in thousands):

                 JUNIOR EXCHANGEABLE   CONVERTIBLE PREFERRED   SERIES B CONVERTIBLE
                   PREFERRED STOCK             STOCK             PREFERRED STOCK
                      14 1/4%(1)             9 3/4%(2)                8%(3)
                --------------------- ----------------------- ---------------------
 2003 .........        $437,474               $133,228               $     --
 2004 .........         486,697                143,880                582,383
 2005 .........         540,916                155,324                615,583
 2006 .........         609,879                171,029                648,783
 2007 .........              --                     --                681,983
 2008 .........              --                     --                715,183

----------
(1) Mandatorily redeemable on November 15, 2006; redeemable by the Company on or after May 15, 2003.

(2) Mandatorily redeemable on December 31, 2006; redeemable by the Company on or after June 30, 2003.

(3) As further discussed above and in Note 20, on November 13, 2003, the Company received notice from NBC that NBC has exercised its right under its investment agreement with the Company to demand that the Company redeem or arrange for a third party to acquire, by payment in cash, all 41,500 outstanding shares of the Company's Series B Convertible Preferred Stock held by NBC.

COVENANTS UNDER PREFERRED STOCK TERMS

     The certificates of designation of the preferred stock contain certain covenants which, among other things, restrict additional indebtedness, payment of dividends, transactions with related parties, certain investments and transfers or sales of assets.

                    PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)


15. COMMON STOCK AND COMMON STOCK WARRANTS:

     On May 1, 2000, the Company's stockholders approved an amendment to the Company's certificate of incorporation to increase the total number of authorized shares of common stock from 197,500,000 shares to 327,500,000 shares, the number of authorized shares of Class A common stock from 150,000,000 shares to 215,000,000 shares and the number of authorized shares of Class C non-voting common stock, par value $0.001 per share, from 12,500,000 shares to 77,500,000 shares. No shares of the Company's Class C common stock were issued or outstanding at September 30, 2003.

     Class A common stock and Class B common stock will vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes; Class C common stock is non-voting. Each share of Class B common stock is convertible, at the option of its holder, into one share of Class A common stock at any time. Under certain circumstances, Class C common stock may be converted, at the option of the holder, into Class A common stock.

     In connection with the NBC transaction discussed elsewhere herein, NBC acquired a warrant to purchase up to 13,065,507 shares of Class A Common stock at an exercise price of $12.60 per share ("Warrant A") and a warrant to purchase up to 18,966,620 shares of Class A Common Stock ("Warrant B") at an exercise price equal to the average of the closing sale prices of the Class A Common Stock for the 45 consecutive trading days ending on the trading day immediately preceding the warrant exercise date (provided that such price shall not be more than 17.5% higher or 17.5% lower than the six month trailing average closing sale price). The Warrants are exercisable for ten years from the Issue Date, subject to certain conditions and limitations.

     In connection with the Series A Convertible Preferred Stock sale in June 1998, the Company issued warrants to purchase 240,000 shares of Class A common stock at an exercise price of $16. The warrants were valued at $960,000. In June 2003, the warrants to purchase 240,000 shares of Class A common stock expired unexercised.

     In June 1998, the Company issued to an affiliate of a former member of its Board of Directors five year warrants entitling the holder to purchase 155,500 shares of Class A common stock at an exercise price of $16.00 per share. In March 2000, the Company reduced the exercise price of warrants held by the affiliate from $16.00 per share to $12.60 per share resulting in stock-based compensation expense of $139,000. In June 2003, the warrants to purchase 155,500 shares of Class A common stock expired unexercised.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

     Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. The fair values approximate the carrying values due to their short term nature.

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

16. FAIR VALUE OF FINANCIAL INSTRUMENTS:  -- (CONTINUED)

     Investments in broadcast properties. The fair value of investments in broadcast properties is estimated based on recent market sale prices for comparable stations and/or markets. The fair value approximates the carrying value.

     Long-term debt. The fair value of the Company's long-term debt is estimated based on current market rates and instruments with the same risk and maturities. The fair value of the Company's senior credit facility borrowings approximates its carrying value. The fair market value of the Company's 10 3/4% and 12 1/4% senior subordinated notes are estimated based on year end quoted market prices for such securities. At September 30, 2003, the estimated fair value of the Company's 10 3/4% and 12 1/4% senior subordinated notes was approximately $595.1 million.

     Mandatorily redeemable securities. The fair value of the Company's mandatorily redeemable preferred stock is estimated based on quoted market prices plus accumulated but unpaid dividends, except for the Series B Convertible Preferred Stock, which is estimated at the September 30, 2003 aggregate liquidation preference as no quoted market prices are available for these securities. The estimated fair value of the Company's mandatorily redeemable preferred stock is as follows (in thousands):

          Junior Exchangeable Preferred 14 1/4% .........  $349,220
          Convertible Preferred 9 3/4% ..................    97,544
          Series B Convertible Preferred 8% .............   549,183
                                                           --------
                                                           $995,947
                                                           ========


17. COMMITMENTS AND CONTINGENCIES:

LEASES

     Future minimum annual payments under non-cancelable operating leases for broadcasting facilities and equipment as of September 30, 2003 are as follows (in thousands):

  2003 (October-December) .................  $  4,791
  2004 ....................................    15,403
  2005 ....................................    15,104
  2006 ....................................    15,081
  2007 ....................................    14,884
  2008 ....................................    13,677
  Thereafter ..............................   112,062
                                             --------
                                             $191,002
                                             ========

     The Company incurred total operating expenses of approximately $13.8 million for the nine months ended September 30, 2003, under these leases.

     As of September 30, 2003, the Company is obligated under employment agreements with its senior management to make payments totaling approximately $0.5 million for the remainder of 2003 and $2.1 million in 2004.

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

17. COMMITMENTS AND CONTINGENCIES:  -- (CONTINUED)

     In December 2001, the Company completed the sale and leaseback of certain of its tower assets for aggregate proceeds of $34.0 million. This transaction resulted in a deferred gain of approximately $5.2 million which is being recognized over the lease term as a reduction of rent expense. As part of the transaction, the Company entered into operating leases related to both its analog and digital antennas at these facilities for terms of up to 20 years. Annual rent expense over the lease term is approximately $4.0 million. For certain tower assets with a net book value of approximately $8.2 million as of September 30, 2003, the Company was temporarily unable to transfer title or assign leases to the buyer at closing. The Company is in the process of transferring title and assigning leases to the buyer. These assets are included in assets held for sale in the accompanying consolidated balance sheet. In the interim, at closing, the Company entered into management agreements with the buyer on terms consistent with the operating leases. Included in the $34.0 million proceeds was approximately $12.1 million of deferred consideration for the managed sites. Of the $12.1 million deferred consideration received, $11.3 million remained as of September 30, 2003 and is included in other liabilities in the accompanying consolidated balance sheet. Under the terms of the agreement with the buyer, the proceeds received by the Company related to these assets are not refundable to the buyer in the event the Company is unable to complete the transfer of title for these assets.

INVESTMENT COMMITMENTS

     In 1997, the Company paid $2 million for an option to acquire a television station serving the Memphis, Tennessee market and simultaneously paid $2 million for an option to acquire a television station serving the New Orleans, Louisiana market. The Company may exercise its rights to acquire these television stations for an option exercise price of $18 million for each station beginning January 1, 2005 through December 31, 2006. The owners of these stations also have the right to require the Company to purchase these stations at any time after January 1, 2005 through December 31, 2006. These stations are currently operating under time brokerage agreements with the Company. The purchase of these assets is subject to various conditions, including the receipt of regulatory approvals. The completion of these investments is also subject to several factors and to the satisfaction of various conditions, and there can be no assurance that these investments will be completed. As discussed in Note 1, the Company recorded an impairment charge of $3.7 million in connection with the purchase option for one of these stations.

LEGAL PROCEEDINGS

     The Company is involved in litigation from time to time in the ordinary course of its business. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the Company's consolidated financial position or results of operations and cash flows.

EXPLORATION OF STRATEGIC ALTERNATIVES

     The Company has engaged Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. to act as its financial advisors and explore strategic alternatives for the Company. These strategic alternatives may include the sale of all or part of the Company's assets, finding a strategic partner for the Company who would provide the financial resources to enable the Company to redeem, restructure or refinance the Company's debt and preferred stock, or finding a third party to acquire the Company through a merger or other business combination or acquisition of the Company's equity securities. The Company's ability to pursue strategic alternatives is subject to various limitations and issues which the Company may be unable to control. A strategic transaction will, in most circumstances,

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

17. COMMITMENTS AND CONTINGENCIES:  -- (CONTINUED)

require that the Company seek the consent of, or refinance, redeem or repay NBC and the other holders of the Company's preferred stock, as well as the holders of the Company's senior and subordinated debt. FCC regulations may limit the type of strategic alternatives the Company may pursue and the parties with whom the Company may pursue strategic alternatives. In addition, the Company's ability to pursue a strategic alternative will be dependent upon the attractiveness of the Company's assets and business plan to potential new transaction parties. Among other things, certain potential transaction parties may find unattractive the Company's capital structure and high level of indebtedness, the PAX TV programming and the overnight programming provided by CNI which is currently carried by the Company, and certain of the Company's television stations serving major television markets. The relatively low tax basis of the Company in its television station assets (resulting in part from the Section 1031 like kind exchange that was structured upon the sale of the Company's radio group in 1997) is a significant factor to be considered in structuring any potential transactions involving sales of a material portion of the Company's television station assets, and may make certain types of transactions less attractive or not viable. Potential transaction parties may believe that the Company's stations and other assets are less valuable than as shown in prior appraisals the Company has obtained. The Company may be prevented from consummating a strategic transaction due to any of these and other factors, or it may incur significant costs to terminate obligations and commitments with respect to, or receive less consideration in a strategic transaction as a result of, these and other factors. There is no assurance that the Company will be successful in its efforts to find or effectuate strategic alternatives for the Company.

INSURANCE LITIGATION

     Our antenna, transmitter and other broadcast equipment for our New York television station were destroyed upon the collapse of the World Trade Center on September 11, 2001. We have property and business interruption insurance coverage to mitigate losses sustained, although the extent of coverage of such insurance is currently being litigated.

18. SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information and non-cash operating and financing activities are as follows (in thousands) for the nine months ended September 30, 2003:

     Supplemental disclosures of cash flow information:
       Cash paid for interest ..................................................    $36,867
                                                                                    =======
       Cash paid for income taxes ..............................................    $   320
                                                                                    =======
     Non-cash operating and financing activities:
       Programming received in a settlement ....................................    $ 1,000
                                                                                    =======
       Dividends accrued on redeemable and convertible preferred stock .........    $57,660
                                                                                    =======
       Discount accretion on redeemable and convertible securities .............    $   971
                                                                                    =======
       Stock option exercise proceeds and withholding taxes remitted through
        withholding of shares received upon exercise ...........................    $ 2,359
                                                                                    =======
       Reduction of stock subscription notes receivable through offset of
        deferred compensation ..................................................    $   615
                                                                                    =======

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)


19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

     Seasonal revenue fluctuations are common within the television broadcasting industry and result primarily from fluctuations in advertising expenditures. The Company believes that television advertisers generally spend relatively more for commercial advertising time in the second and fourth calendar quarters and spend relatively less during the first calendar quarter of each year.

                                                         FOR THE 2003 QUARTERS ENDED
                                               -----------------------------------------------
                                                SEPTEMBER 30(3)    JUNE 30(2)      MARCH 31
                                               ----------------- -------------- --------------
     Gross revenues ..........................    $    75,028     $    76,872    $    82,678
     Less: agency commissions ................        (10,833)        (11,012)       (12,076)
                                                  -----------     -----------    -----------
     Net revenues ............................         64,195          65,860         70,602
                                                  -----------     -----------    -----------
     Expenses, excluding depreciation,
       amortization and stock-based
       compensation ..........................         55,315          52,466         54,873
     Stock-based compensation ................          1,223           1,097          7,414
     Depreciation and amortization ...........         10,018           7,340         14,570
                                                  -----------     -----------    -----------
     Total expenses ..........................         66,556          60,903         76,857
                                                  -----------     -----------    -----------
     (Loss) gain on sale or disposal of
       broadcast and other assets ............           (671)         28,560         26,789
                                                  -----------     -----------    -----------
     Operating (loss) income .................    $    (3,032)    $    33,517    $    20,534
                                                  ===========     ===========    ===========
     Net loss attributable to common
       stockholders ..........................    $   (54,024)    $   (17,013)   $   (23,447)
                                                  ===========     ===========    ===========
     Basic and diluted loss per common share .    $     (0.80)    $     (0.25)   $     (0.35)
                                                  ===========     ===========    ===========
     Weighted average common shares
       outstanding ...........................     67,752,309      67,658,154     66,799,581
                                                  ===========     ===========    ===========
       Stock price(1)
        High .................................    $      6.37     $      6.59    $      2.65
        Low ..................................    $      3.91     $      2.43    $      1.94

----------
(1) The Company's Class A common stock is listed on the American Stock Exchange under the symbol PAX.
(2) In the second quarter of 2003, the Company determined that it had over-amortized certain cable distribution agreements and recorded a $4 million reduction of its amortization expense.
(3) In the third quarter of 2003, the Company determined that it had been over-amortizing certain satellite distribution agreements and certain other cable distribution agreements and recorded a $4.5 million reduction of its amortization expense. Additionally, in the third quarter of 2003, the Company recorded a reserve for state taxes in the amount of $2.9 million in connection with a tax liability related to certain states in which the Company has operations. Included in depreciation and amortization is a $3.7 million impairment charge recorded in the third quarter of 2003 in connection with a purchase option on a television station.

20. SUBSEQUENT EVENTS

     In October 2003, the Company granted 3,598,750 options under its 1998 Stock Incentive Plan, as amended, to purchase shares of the Company's Class A common stock at an exercise price of $0.01 per share to certain employees and directors. The new options provided for a one business day

                       PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

20. SUBSEQUENT EVENTS  -- (CONTINUED)

exercise period. All holders of the new options exercised their options and received shares of Class A common stock subject to vesting restrictions. The new options included retention grants totaling 2,278,000 shares which will vest in their entirety at the end of a five year period. Of the remaining options, 1,000,750 will vest ratably over a three year period and 320,000 will vest ratably over a five year period. The option grants resulted in non-cash stock-based deferred compensation expense of approximately $18.3 million, which will be recognized on a straight-line basis over the vesting period of the awards. Approximately $1.5 million will be recognized in the fourth quarter of 2003; approximately $5.7 million will be recognized in 2004; and the remaining $11.1 million will be recognized between 2005 and 2008.

     As discussed in Note 14, on November 13, 2003, the Company received notice from NBC that NBC has exercised its right under its investment agreement with the Company to demand that the Company redeem or arrange for a third party to acquire (the "Redemption"), by payment in cash, all 41,500 outstanding shares of the Company's Series B Convertible Exchangeable Preferred Stock held by NBC. The aggregate redemption price payable in respect of the 41,500 preferred shares, including accrued dividends thereon, was approximately $549.2 million as of September 30, 2003.

     The Company plans to commence an offering of senior secured floating rate notes in December 2003 and expects to receive approximately $365 million in gross proceeds from the offering. The senior secured notes will be due in 2010 and the Company's obligations with respect to $312.3 million aggregate principal amount of the notes will be guaranteed by the Company's subsidiaries. The Company intends to use the proceeds of the offering to repay in full the outstanding indebtedness under the Company's amended and restated senior credit facility, pre-fund certain outstanding letters of credit currently supported by the revolving credit portion of our senior credit facility, which letters of credit support the Company's payment obligations to third parties in connection with original entertainment programs being produced for the Company, pay fees and expenses in connection with the offering and for general corporate purposes. The refinancing will result in the Company expensing the debt issuance costs, which are included in other assets in the accompanying consolidated balance sheet, associated with the Company's senior credit facility being refinanced, in the amount of $6.8 million as of September 30, 2003. There is no assurance, however, that the Company will successfully complete the offering.

                    PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)


21. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

     In July 2001, Paxson Communications Corporation (the "Parent Company") issued $200 million of 10 3/4% senior subordinated notes due 2008 and in January 2002, the Parent Company issued $496.3 million aggregate principal amount at maturity of 12 1/4% senior subordinated discount notes due 2009. Both of these note issues are unsecured obligations of the Parent Company which are fully and unconditionally guaranteed, on a joint and several, unsecured basis, by all of the subsidiaries within the Company's consolidated group. There are no restrictions on the ability of the guarantor subsidiaries or the Parent Company to pay dividends or transfer assets to any other subsidiary guarantors. The accounts of the Parent Company include network operations, network sales, programming and other corporate departments. The accounts of the wholly owned subsidiaries primarily include the television stations owned and operated by the subsidiaries.

     The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10, "Financial statements of guarantors and issuers of guaranteed securities registered or being registered." This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with U.S. GAAP.

                     CONDENSED CONSOLIDATING BALANCE SHEET


                                                                  AS OF SEPTEMBER 30, 2003 (IN THOUSANDS)
                                                      ---------------------------------------------------------------
                                                                        WHOLLY OWNED   CONSOLIDATING    CONSOLIDATED
                                                       PARENT COMPANY   SUBSIDIARIES    ADJUSTMENTS        GROUP
                                                      ---------------- -------------- --------------- ---------------
ASSETS
  Current assets .................................... $   163,941      $   9,194      $       --      $   173,135
  Receivable from wholly owned subsidiaries .........     892,601             --        (892,601)              --
  Intangible assets, net ............................      63,338        814,334              --          877,672
  Investment in and advances to wholly owned
   subsidiaries .....................................      37,914             --         (37,914)              --
  Property, equipment and other assets, net .........      73,986        129,254              --          203,240
                                                      -----------      ---------      ----------      -----------
   Total assets ..................................... $ 1,231,780      $ 952,782      $ (930,515)     $ 1,254,047
                                                      ===========      =========      ==========      ===========
LIABILITIES, MANDATORILY REDEEMABLE AND
  CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' DEFICIT
  Current liabilities ............................... $    89,772      $   9,304      $       --      $    99,076
  Deferred income taxes .............................     144,564             --              --          144,564
  Senior subordinated notes and bank financing, net
   of current portion ...............................     915,763             --              --          915,763
  Notes payable to Parent Company ...................                    892,601        (892,601)              --
  Mandatorily redeemable preferred stock ............     396,620             --              --          396,620
  Other long-term liabilities .......................      44,604         12,963              --           57,567
                                                      -----------      ---------      ----------      -----------
   Total liabilities ................................   1,591,323        914,868        (892,601)       1,613,590
  Mandatorily redeemable and convertible preferred
   stock ............................................     672,594             --              --          672,594
  Commitments and contingencies
  Stockholders' deficit .............................  (1,032,137)        37,914         (37,914)      (1,032,137)
                                                      -----------      ---------      ----------      -----------
   Total liabilities, mandatorily redeemable and
     convertible preferred stock, and stockholders'
     deficit ........................................ $ 1,231,780      $ 952,782      $ (930,515)     $ 1,254,047
                                                      ===========      =========      ==========      ===========

                    PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)


                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                                                       NINE MONTHS ENDED SEPTEMBER 30, 2003 (IN THOUSANDS)
                                                  -------------------------------------------------------------
                                                                    WHOLLY OWNED   CONSOLIDATING   CONSOLIDATED
                                                   PARENT COMPANY   SUBSIDIARIES    ADJUSTMENTS       GROUP
                                                  ---------------- -------------- --------------- -------------
REVENUES:
Gross revenues ..................................    $  146,894      $ 87,684       $       --     $  234,578
Less: agency commissions ........................       (21,907)      (12,014)              --        (33,921)
                                                     ----------      --------       ----------     ----------
Net revenues ....................................       124,987        75,670               --        200,657
                                                     ----------      --------       ----------     ----------
EXPENSES:
 Programming and broadcast operations ...........        10,886        27,946               --         38,832
 Program rights amortization ....................        35,856            --               --         35,856
 Selling, general and administrative ............        34,233        46,421               --         80,654
 Stock-based compensation .......................         9,734            --               --          9,734
 Other operating expenses .......................         3,897         3,415               --          7,312
 Depreciation and amortization ..................         4,966        26,962               --         31,928
                                                     ----------      --------       ----------     ----------
   Total operating expenses .....................        99,572       104,744               --        204,316
 Gain on sale or disposal of broadcast and
   other assets, net ............................         7,749        46,929                          54,678
                                                     ----------      --------                      ----------
 Operating income ...............................        33,164        17,855               --         51,019
                                                     ----------      --------       ----------     ----------
OTHER INCOME (EXPENSE):
 Interest expense ...............................       (68,726)         (421)              --        (69,147)
 Dividends on mandatorily reddeemable
   preferred stock ..............................       (13,420)           --               --        (13,420)
 Other income, net ..............................         4,532            85               --          4,617
 Equity in income of consolidated subsidiaries           17,518            --          (17,518)            --
                                                     ----------      --------       ----------     ----------
(Loss) income before income taxes ...............       (26,932)       17,519          (17,518)       (26,931)
Income tax provision ............................        (8,921)           (1)              --         (8,922)
                                                     ----------      --------       ----------     ----------
Net (loss) income ...............................       (35,853)       17,518          (17,518)       (35,853)
Dividends and accretion on redeemable and
 convertible preferred stock ....................       (58,631)           --               --        (58,631)
                                                     ----------      ----------     ----------     ----------
Net (loss) income attributable to common
 stockholders ...................................    $  (94,484)     $ 17,518       $  (17,518)    $  (94,484)
                                                     ==========      ==========     ==========     ==========

                    PAXSON COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                                             NINE MONTHS ENDED SEPTEMBER 30, 2003 (IN THOUSANDS)
                                                      ------------------------------------------------------------------
                                                                            WHOLLY
                                                           PARENT            OWNED        CONSOLIDATING     CONSOLIDATED
                                                          COMPANY        SUBSIDIARIES      ADJUSTMENTS         GROUP
                                                      ---------------   --------------   ---------------   -------------
 Net cash (used in) provided by operating
  activities ......................................      $ (2,580)        $ 15,633             $ --          $  13,053
                                                         --------         --------             ----          ---------
Cash flows from investing activities:
 Decrease in short term investments ...............        15,076               --               --             15,076
 Purchases of property and equipment ..............          (839)         (15,535)              --            (16,374)
 Proceeds from sales of broadcast assets ..........        77,465               --               --             77,465
 Proceeds from sale of broadcast towers and
   property and equipment .........................           317               --               --                317
 Other ............................................            (1)             (99)              --               (100)
                                                         -----------      --------             ----          ---------
 Net cash provided by (used in) investing
   activities .....................................        92,018          (15,634)              --             76,384
                                                         ----------       --------             ----          ---------
Cash flows from financing activities:
 Borrowings of long term debt .....................         2,000               --               --              2,000
 Repayments of long term debt .....................       (15,302)              --               --            (15,302)
 Payments of loan origination costs ...............        (1,692)              --               --             (1,692)
 Proceeds from exercise of common stock
   options, net ...................................            86               --               --                 86
 Payments of employee withholding taxes on
   exercise of common stock options ...............        (2,335)              --               --             (2,335)
 Proceeds from stock subscription notes
   receivable .....................................           144               --               --                144
                                                         ----------       --------             ----          ---------
 Net cash used in financing activities ............       (17,099)              --               --            (17,099)
                                                         ----------       --------             ----          ---------
 Increase (decrease) in cash and cash
   equivalents ....................................        72,339               (1)              --             72,338
 Cash and cash equivalents, beginning of
   period .........................................        25,730               35               --             25,765
                                                         ----------       ----------           ----          ---------
 Cash and cash equivalents, end of period .........      $ 98,069         $     34             $ --          $  98,103
                                                         ==========       ==========           ====          =========
